UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

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ZimVie Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2024 Annual Meeting of Shareholders and ProxyStatement

VISION Everyone deserves to feel better, healthier, and stronger.

We create solutions for people to enjoy and experience life.

MISSION Advancing clinical technology foundational to restoring daily life.

CORE VALUES

CURIOSITY We seek to understand first, then pursue innovations aimed at providing solutions for our organization, customers, and the patients we serve.	AUTHENTICITY We are honest and transparent in how we communicate with our team members, healthcare professionals, and the patients they serve.	ACCOUNTABILITY We are tireless and consistent in our innovation, our service, and our commitment to patients, healthcare professionals, and each other.	GROWTH MINDSET We seek opportunity, are energized by taking risks, and embrace challenges that drive our personal and professional growth.

CAUTIONARY NOTE REGARDING

FORWARD-LOOKING STATEMENTS

The statements included in this proxy statement, including in the “Letter to Our Shareholders” and in the section titled “Executive Compensation – Compensation Discussion and Analysis – Executive Summary,” regarding future financial performance, results of operations, expectations, plans, strategies, goals, priorities and other statements that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks, uncertainties and changes in circumstances that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Annual Report”). Readers of this proxy statement are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LETTER TO OUR SHAREHOLDERS

ZimVie Inc.

4555 Riverside Drive

Palm Beach Gardens, Florida 33410

www.zimvie.com

March 29, 2024

Dear Fellow Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2024 annual meeting of shareholders of ZimVie Inc. to be held at 8 a.m. Mountain Time on May 15, 2024 at the Westin Denver International Airport, 8300 Peña Boulevard, Denver, Colorado 80249.

In 2023, our team made a great deal of progress executing our corporate strategy while keeping our Mission at the forefront. It was a year intensely focused on a few critical areas—optimizing our operations, reshaping our portfolio of innovation, and driving toward our transformation as a business. Notwithstanding the anticipated external and internal headwinds, the year was marked by a steady cadence of innovation, improved inventory and collections management, new partnerships, and significant regulatory and clinical milestones.

Most significantly, we advanced our transformational plans to become a pure-play Dental company. We are confident about the value this will deliver to our customers and to you, our shareholders.

The accompanying Notice of Annual Meeting of Shareholders and proxy statement describe the matters to be acted upon at our 2024 annual meeting. We are sending many of our shareholders a notice regarding the availability of this proxy statement, our 2023 Annual Report and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

Your vote is important. Whether or not you plan to join us in person, please take the time to vote so that your shares will be represented and voted at the meeting. You may vote by proxy online or by telephone, by completing and mailing the enclosed proxy card in the return envelope provided, or in person at the meeting.

On behalf of all of us at ZimVie, I thank you for your support and for sharing our Vision that everyone should enjoy and experience life.

Sincerely,

Vafa Jamali
President, Chief Executive Officer and Director

i		NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
	i	Voting

1-4		PROXY STATEMENT SUMMARY
	1	Voting Matters and Board Recommendations

	4	Shareholder Engagement

5-23		CORPORATE GOVERNANCE
	5	Proposal 1 — Election of Class II Directors

	6	Director Nominees and Continuing Directors

	9	Our Board of Directors and Corporate Governance Framework

	9	Director Criteria, Qualifications and Experience

	10	Board Leadership Structure

	11	Board’s Role in Risk Oversight

	12	Policies on Corporate Governance

	12	Limit on Other Directorships

	12	Board Self-Evaluation Process

	13	Director Independence

	13	Majority Vote Standard for Election of Directors

	13	Nominations for Directors

	14	Communications with Directors

	14	Board Meetings, Attendance, and Executive Sessions

	14	Certain Relationships and Related Person Transactions

	17	Committees of the Board

	21	Compensation of Non-Employee Directors

24-26		AUDIT COMMITTEE MATTERS
	24	Proposal 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

	24	Responsibilities of the Audit Committee

	25	Activities of the Audit Committee in 2023

	25	Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

	26	Audit and Non-Audit Fees

	26	Audit Committee Report

27-61		EXECUTIVE COMPENSATION
	27	Proposal 3 — Advisory Vote to Approve Named Executive Officer Compensation

	28	Compensation Discussion and Analysis

	28	Executive Summary

	29	Key Executive Compensation Program Practices

	30	Compensation Philosophy and Elements

	32	Compensation Mix

	32	Base Salary

	33	Cash Incentives

	36	Equity Incentives

	38	Other Compensation

	40	The Committee’s Processes and Analyses

	42	Governance Features of Our Executive Compensation Program

	44	Compensation Committee Report

	45	2023 Summary Compensation Table

	47	Grants of Plan-Based Awards in 2023

	48	Outstanding Equity Awards at 2023 Fiscal Year-End

	49	Option Exercises and Stock Vested in 2023

	50	Nonqualified Deferred Compensation in 2023

	51	Potential Payments upon Termination of Employment

	53	Change in Control Severance Arrangements

	55	Executive Severance Plan

	55	Confidentiality, Non-Competition and Non-Solicitation Agreements

	56	Pay Versus Performance

	59	2023 CEO Pay Ratio

	61	Equity Compensation Plan Information

62-63		OWNERSHIP OF OUR STOCK
	62	Security Ownership of Directors and Executive Officers

	63	Security Ownership of Certain Beneficial Owners

64-68		ADDITIONAL INFORMATION
	64	Questions and Answers about the Annual Meeting and Voting

	68	Delinquent Section 16(a) Reports

	68	Other Matters

	68	Annual Report and Form 10-K

	68	Incorporation by Reference

A1-A6	A-1	Appendix A — Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

ZIMVIE INC.

4555 Riverside Drive

Palm Beach Gardens, Florida 33410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ZIMVIE INC.

To Be Held May 15, 2024

TIME AND DATE

8 a.m. Mountain Time on May 15, 2024

PLACE

Westin Denver International Airport

8300 Peña Boulevard

Denver, Colorado 80249

ITEMS OF BUSINESS

●	Elect two Class II directors to serve until the 2026 annual meeting of shareholders
●	Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2024
●	Approve, on a non-binding advisory basis, named executive officer compensation (“Say on Pay”)
●	Transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof

RECORD DATE

March 18, 2024

By Order of the Board of Directors

Heather Kidwell

Senior Vice President, Chief Legal, Compliance and

Human Resources Officer and Corporate Secretary

March 29, 2024

VOTING Your Vote Is Important. Even if you plan to attend the annual meeting, we urge you to review the proxy statement and vote your shares as soon as possible.

VOTE IN ADVANCE OF THE MEETING:

INTERNET	Visit www.proxyvote.com

TELEPHONE	Call 1-800-690-6903

MAIL	Mark, sign, date and promptly mail your proxy card or voting instruction form

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 15, 2024:

This Notice of Annual Meeting, the proxy statement and the 2023 Annual Report are available at www.proxyvote.com.

i

PROXY STATEMENT SUMMARY

We are providing this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2024 annual meeting of shareholders to be held on May 15, 2024. The Notice of Annual Meeting of Shareholders and related proxy materials, or a Notice of Internet Availability, were first sent to shareholders on or about April 2, 2024. This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information you should consider, and we urge you to read the entire proxy statement, as well as our 2023 Annual Report, before voting.

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Voting Matter	Board Vote Recommendation	See Page
Proposal 1	Election of directors	✓ FOR Each Nominee	5
Proposal 2	Ratification of the appointment of PwC as our independent registered public accounting firm for 2024	✓ FOR	24
Proposal 3	Advisory vote to approve named executive officer compensation	✓ FOR	27

PROXY STATEMENT SUMMARY

Proposal 1 – Election of Class II Directors
Our Board recommends a vote FOR each nominee

Our Directors and Director Nominees

The following table provides summary information about each director nominee and continuing director. We currently have two directors in Class I, two directors in Class II and two directors in Class III. Our classified Board has a sunset provision; beginning in 2026, all directors will be elected for one-year terms.

Name Principal Occupation	Age	Director Since	Independent	Other Public Boards	Committee Memberships
					Audit	Compensation	Corporate Governance	Quality, Regulatory & Technology
Class II Director Nominees
Sally Crawford Former Chief Operating Officer, Healthsource, Inc.	70	2022	✓	1	✓	Chair	✓	✓
Karen Matusinec Former Senior Vice President, Treasurer, McDonald’s Corporation	57	2022	✓	–	Chair	✓	✓	✓
Class III Directors – Terms Expiring in 2025
Vafa Jamali President and Chief Executive Officer, ZimVie	54	2021		–
David King Chair of the Board of ZimVie and Former Chairman and Chief Executive Officer, Labcorp	67	2022	✓	1	✓	✓	Chair	✓
Class I Directors – Terms Expiring in 2026
Vinit Asar Executive Chairman of the Board, Hanger, Inc.	58	2022	✓	–	✓	✓	✓	Chair
Richard Kuntz, M.D., M.Sc. Former Senior Vice President, Chief Medical and Scientific Officer, Medtronic plc	66	2022	✓	3	✓	✓	✓	✓

PROXY STATEMENT SUMMARY

Corporate Governance Strengths

Board Composition
✓	Diverse Board with effective mix of skills, experiences, and perspectives
✓	Effective annual Board and Board committee evaluation process
✓	Majority voting and director resignation policy in uncontested director elections

Board Structure and Independence
✓	100% independent directors, except CEO
✓	Independent Chair of the Board
✓	100% independent Board committees
✓	Independent directors regularly meet without management present
✓	Robust Code of Business Conduct and Ethics applicable to directors, officers, and other team members

Board Oversight and Stock Ownership
✓	Robust succession planning and risk oversight
✓	Rigorous stock ownership guidelines for directors and executives
✓	Directors and executives prohibited from hedging and pledging our stock
✓	Independent director equity-based compensation not paid out until cessation of service

Shareholder Rights and Accountability
✓	Sunset provision on classified Board; beginning in 2026, all directors will be elected for one-year terms
✓	Single class voting structure (one share, one vote)
X	No supermajority voting requirements
X	No poison pill

Proposal 2 – Ratification of the Appointment of PwC
Our Board recommends a vote FOR this proposal

●	PwC’s report contained in our 2023 Annual Report is unqualified
●	Audit and audit-related fees represent 90% of total fees paid to PwC for 2023

PROXY STATEMENT SUMMARY

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation
Our Board recommends a vote FOR this proposal

Executive Compensation Objectives and Practices

	What We Do	What We Don’t Do
Competitive Compensation Program

✓  Significant portion of target annual compensation is delivered in the form of variable compensation tied to performance

✓  Reinforce and reward behaviors that support our business objectives

✓  Use of an independent compensation consultant reporting directly to the Compensation Committee

X No individual employment agreements with our executive officers
Pay for Performance	✓ Align executive compensation with the execution of our business strategy and the creation of long-term shareholder value	X While we emphasize “at risk” pay tied to performance, our program does not encourage excessive risk-taking by management X No guaranteed incentive awards for executive officers
Strong Compensation Policies

✓  Robust share retention and ownership guidelines

✓  “Double-trigger” change in control severance agreements; our unvested equity compensation awards also have a double-trigger accelerated vesting provision

✓  Clawback policy tied to financial restatements

✓  Non-competition agreement required for equity award eligibility

✓  Annual say-on-pay vote

X   No discounting, reloading or repricing of equity awards without shareholder approval

X   Prohibition on executives pledging ZimVie shares or hedging against the economic risk of ownership

X   No excise tax “gross-ups” in our change in control severance agreements

X   Limited executive perquisites

SHAREHOLDER ENGAGEMENT

We welcome and have active engagement with our shareholders, and we regularly share the perspectives of our shareholders with our Board. Our senior management holds quarterly conference calls with investors and analysts to discuss and answer questions concerning our business and financial results. In 2023, we were able to speak with dozens of current and prospective investors through our participation in investor conferences and many one-on-one meetings held virtually or in person. We also seek to engage with shareholders and analysts through our website, other virtual meetings and calls, and the use of various media to convey key investment messages. Shareholders may communicate directly with our Board via the procedures described under “Communications with Directors” on page 14.

CORPORATE GOVERNANCE

At ZimVie, the way we conduct our business is critically important. We are committed to effective corporate governance, adhere to the highest ethical standards, and act as a responsible member of our communities.

Our business is managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Proposal 1 – Election of Class II Directors

Our amended and restated certificate of incorporation provides that, until the annual shareholder meeting to be held in 2026, our Board of Directors will be divided into three classes, as nearly equal in number as possible. We currently have two directors in Class I, two directors in Class II and two directors in Class III. The directors designated as Class I directors have terms expiring at the 2026 annual meeting of shareholders. The directors designated as Class II directors have terms expiring at the 2024 annual meeting, and are up for re-election for a two-year term. The directors designated as Class III directors have terms expiring at the 2025 annual meeting of shareholders, and will be up for re-election at that meeting for a one-year term. Commencing with the 2026 annual meeting of shareholders, all directors will be elected annually and for a term of office to expire at the next annual meeting of shareholders, and our Board of Directors will thereafter no longer be divided into three classes.

The Class II directors whose terms expire at the 2024 annual meeting are Sally Crawford and Karen Matusinec. Based upon the recommendation of the Corporate Governance Committee, the Board has nominated each of these two directors for election at the 2024 annual meeting to hold office until the 2026 annual meeting and the election of their successors. Each of the nominees currently is serving as our director. Each nominee agreed to be named in this proxy statement and to serve, if elected. The nominees are expected to attend the 2024 annual meeting.

Proxies cannot be voted for a greater number of persons than two, which is the number of nominees named in this proxy statement.

Unless otherwise instructed, the persons named as proxies will vote all proxies received for the election of each of the nominees.

We provide below biographical information for each director nominee and each continuing director, including key experience, qualifications, and skills.

Our Board recommends a vote FOR each Class II nominee for director.

CORPORATE GOVERNANCE

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

CLASS II NOMINEES FOR DIRECTOR

Sally Crawford

Age 70 Director Since 2022 Board Committees ● Audit ● Compensation (Chair) ● Corporate Governance ● Quality, Regulatory and Technology

Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization, from its founding in 1985 until 1997. During her tenure at Healthsource, she led the development of its operating systems and marketing strategies and supported strategic alliances with physicians, hospitals, insurers, and other healthcare companies. Since 1997, Ms. Crawford has been a healthcare consultant. Ms. Crawford earned a Bachelor of Arts from Smith College and a Master of Science from Boston University.

Other Public Board Memberships

●   Hologic, Inc.

●   Past director of Abcam PLC (until its acquisition by Danaher in December 2023)

●   Past director of Insulet Corporation (until December 2021)

Skills and Qualifications

Ms. Crawford brings to the Board of Directors governance experience, operational experience and a detailed understanding of the healthcare and managed care industries that are relevant to our business.

Karen Matusinec

Age 57 Director Since 2022 Board Committees ● Audit (Chair) ● Compensation ● Corporate Governance ● Quality, Regulatory and Technology

Ms. Matusinec served as Senior Vice President, Treasurer of McDonald’s Corporation (NYSE: MCD) from October 2011 until July 2021. In that role, she had responsibility for McDonald’s global Treasury, Tax, Insurance, and Global Business Services functions. Ms. Matusinec joined McDonald’s in October 2003 and held roles with increasing responsibility before being appointed McDonald’s Vice President, Corporate Tax and serving in that role from September 2006 to September 2011. Before joining McDonald’s, she served as a tax consultant and tax auditor with Arthur Andersen and Deloitte, specializing in international tax planning, consulting, and tax accounting for large multinational companies. She began her career in corporate tax in the financial services industry with Bank One and Northwestern National Insurance Company. She earned a bachelor’s degree in accounting from University of Wisconsin-Milwaukee and a master’s degree in taxation from DePaul University. Ms. Matusinec holds a Certificate in Cybersecurity Oversight from Carnegie Mellon University Software Engineering Institute.

Skills and Qualifications

Ms. Matusinec brings to the Board of Directors significant financial expertise, senior leadership experience, a global perspective, and extensive experience in finance, capital markets, and enterprise risk management.

CORPORATE GOVERNANCE

CONTINUING CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2026

Vinit Asar

Age 58 Director Since 2022 Board Committees ● Audit ● Compensation ● Corporate Governance ● Quality, Regulatory and Technology (Chair)

Mr. Asar has served as Executive Chairman of the Board of Hanger, Inc. since May 2023 and has been a member of Hanger’s Board of Directors since May 2012. He served as Hanger’s President and Chief Executive Officer from May 2012 to May 2023. Hanger was publicly traded (NYSE: HNGR) until its acquisition by a health care investment firm in October 2022. Previously, Mr. Asar served as Hanger’s President and Chief Operating Officer from September 2011 to May 2012, and as Hanger’s Executive Vice President and Chief Growth Officer from December 2008 to September 2011. Mr. Asar joined Hanger from the Medical Device & Diagnostic sector at Johnson & Johnson (NYSE: JNJ), having worked at the Ethicon, Ethicon Endo Surgery, Cordis, and Biosense Webster franchises. During his 18-year career at Johnson & Johnson, Mr. Asar held various roles of increasing responsibility in Finance, Product Development, Manufacturing, and Marketing and Sales in the U.S. and in Europe. Mr. Asar holds a Bachelor of Science in Business Administration from Aquinas College and a Master of Business Administration from Lehigh University.

Other Public Board Memberships

●   Hanger, Inc. (until its acquisition by a health care investment firm in October 2022)

Skills and Qualifications

Mr. Asar brings to the Board of Directors executive and public company experience as well as significant experience in the healthcare products and services industry.

Richard Kuntz, M.D., M.Sc.

Age 66 Director Since 2022 Board Committees ● Audit ● Compensation ● Corporate Governance ● Quality, Regulatory and Technology

Dr. Kuntz served as Senior Vice President, Chief Medical and Scientific Officer of Medtronic plc (NYSE: MDT) from August 2009 to April 2022. In that role, Dr. Kuntz was responsible for medical affairs, health policy and reimbursement, clinical research activities, and corporate technology. Prior to that, he served as Senior Vice President and President, Neuromodulation of Medtronic from October 2005 to August 2009. Before joining Medtronic, Dr. Kuntz was an interventional cardiologist and Chief of the Division of Clinical Biometrics at Brigham and Women’s Hospital and Associate Professor of Medicine and Chief Scientific Officer of the Harvard Clinical Research Institute. Dr. Kuntz served as a member of the Board of Governors of PCORI (Patient-Centered Outcomes Research Institute) from 2010 to 2018. Dr. Kuntz graduated from Miami University and received his medical degree from Case Western Reserve University School of Medicine. He completed his residency and chief residency in internal medicine at the University of Texas Southwestern Medical School, and then completed fellowships in cardiovascular diseases and interventional cardiology at the Beth Israel Hospital and Harvard Medical School, Boston. Dr. Kuntz received his Master of Science in biostatistics from the Harvard School of Public Health.

Other Public Board Memberships

●   DiaMedica Therapeutics Inc.

●   Identiv, Inc.

●   Rockley Photonics Holdings Limited

Skills and Qualifications

Dr. Kuntz brings to the Board of Directors expertise in medicine and medical devices, including clinical trials, biostatistics and evidence development, as well as executive leadership, business development and mergers and acquisitions experience.

CORPORATE GOVERNANCE

CONTINUING CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2025

Vafa Jamali

Age 54 Director Since 2021

Mr. Jamali was appointed Chief Executive Officer (“CEO”) of ZimVie in February 2021. He was further appointed President of ZimVie in December 2021. Previously, Mr. Jamali served as the Chief Commercial Officer of Rockley Photonics, where he led commercial strategic planning for the early-stage company from October 2020 until joining ZimVie. Prior to that, Mr. Jamali served as Senior Vice President and President, Respiratory, Gastrointestinal and Informatics (“RGI”) of Medtronic plc from May 2017 until October 2020. Before leading the RGI business, he served as Senior Vice President and President, Early Technologies of Medtronic plc from January 2016 until May 2017 and prior to that he served as Vice President and General Manager, GI Solutions of Medtronic plc from January 2015 until January 2016. Before joining Medtronic, Mr. Jamali held leadership positions with Covidien plc, Cardinal Health, Inc. and Baxter International Inc. Mr. Jamali received his Bachelor of Commerce degree with distinction from the University of Alberta in Edmonton, Canada, and has completed a number of executive leadership programs, including the Harvard Executive Leadership Program in 2020.

Skills and Qualifications

Mr. Jamali’s service as our President and CEO and his past service in leadership positions with Medtronic, Covidien, Cardinal Health, and Baxter International have given him extensive experience in the medical device industry leading, growing and transforming highly regulated global enterprises. Mr. Jamali has significant experience in financial management, strategic planning, mergers and acquisitions, business integration, and enterprise risk management. His knowledge and understanding of the medical device industry in general, and our global businesses in particular, enable him to provide crucial insight to our Board into strategic, management, and operational matters. Mr. Jamali provides an essential link between management and the Board on management’s business perspectives.

David King

Age 67 Director Since 2022 Board Committees ● Audit ● Compensation ● Corporate Governance (Chair) ● Quality, Regulatory and Technology

Mr. King has been Managing Member of Kingman LLC, a strategic healthcare consulting company, since August 2020. Previously, he served as an Operating Partner at Pritzker Private Capital from August 2020 through December 2021, co-leading the firm’s activities in the healthcare sector. Prior to joining Pritzker Private Capital, Mr. King was most recently the Chief Executive Officer of Laboratory Corporation of America Holdings (“Labcorp”) (NYSE: LH), a leading global life sciences company, from January 2007 to October 2019. At Labcorp, Mr. King also served as Chairman of the Board from May 2009 to May 2020. Mr. King serves as a member of the advisory board for Duke University’s Robert J. Margolis, MD, Center for Health Policy. Mr. King previously served on the boards of Elon University and the American Clinical Laboratory Association, where he served as board chair from 2010 to 2014. Mr. King served on the board of PATH, a global nonprofit dedicated to furthering health equity, from 2013 to 2022, and served as board chair from 2018 to 2021. Mr. King also served on the board of the Emily K Center, a college-readiness center in Durham, North Carolina, founded by Mike Krzyzewski, the retired head coach of the Duke University Men’s Basketball team. Mr. King earned a bachelor’s degree, cum laude, from Princeton University and a Juris Doctor, cum laude, from the University of Pennsylvania Law School.

Other Public Board Memberships

●	Privia Health Group, Inc.
●	Past director of Labcorp (until May 2020)
●	Past director of Cardinal Health, Inc. (until November 2018)

Skills and Qualifications

Mr. King brings to the Board of Directors extensive executive leadership experience and a deep understanding of the healthcare industry as well as public company operational expertise.

CORPORATE GOVERNANCE

OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE FRAMEWORK

DIRECTOR CRITERIA, QUALIFICATIONS AND EXPERIENCE

We are a leading medical technology company dedicated to enhancing the quality of life for dental and spine patients worldwide. We develop, manufacture, and market a comprehensive portfolio of products and solutions designed to support dental tooth replacement and restoration procedures and treat a wide range of spine pathologies. We operate on a global scale and utilize a network of directly employed sales representatives, independent sales agents, and exclusive distributors to market our products in 70 countries in North America, Europe, Latin America and Asia. We have approximately 2,600 team members globally, with approximately 1,100 team members focusing on sales, marketing, and key commercialization activities and approximately 140 team members focusing on research and development.

On December 15, 2023, we entered into a definitive agreement to sell our spine business. The transaction has been approved by our Board of Directors and is expected to close in the first half of 2024, subject to the satisfaction or waiver of certain closing conditions, including receipt of required regulatory approvals.

The Corporate Governance Committee is responsible for reviewing and assessing with the Board, on an annual basis, the experience, qualifications, attributes, and skills sought of Board members in the context of our business and the then-current membership of the Board. The director skills matrix below identifies some of the key skills and experiences the Board has identified as being important to its responsibilities and reflects how the directors, individually and in the aggregate, reflect these skills.

ZimVie Directors
Skills and Experience	Asar	Crawford	Jamali	King	Kuntz	Matusinec
Cybersecurity Oversight						✓
Finance / Accounting / Financial Reporting / Capital Markets	✓		✓	✓		✓
Global / International Experience	✓		✓	✓	✓	✓
Government / Legal / Regulatory Experience			✓	✓	✓	✓
Human Capital Experience	✓	✓		✓
Investor Relations Experience	✓	✓	✓	✓		✓
M&A / Business Development / Strategic Planning Experience	✓	✓	✓	✓	✓	✓
Medical Technology / Healthcare Industry Experience	✓	✓	✓	✓	✓
Operations Experience	✓	✓	✓	✓
Other Public Company Board Experience	✓	✓		✓	✓
R&D / Science / Innovation / Technology Experience	✓		✓	✓	✓
Reimbursement / Health Economics Experience		✓	✓	✓	✓
Risk Management Experience		✓		✓		✓
Sales / Marketing / Brand Management Experience	✓	✓	✓	✓
Supply Chain / Logistics Experience			✓	✓
Demographics
Diverse (as defined by Nasdaq – based on EEO-1 categories)	✓	✓				✓

A check mark indicates a specific area of focus or expertise that the director brings to our Board. The matrix above does not encompass all of the knowledge, skills and experience of our directors, and the fact that a particular knowledge, skill

CORPORATE GOVERNANCE

or experience is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill or experience with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area.

In evaluating director candidates and considering incumbent directors for nomination to the Board, the Corporate Governance Committee considers a variety of factors. These include each candidate’s business and professional experience, skills, qualifications, character and integrity, reputation for working constructively in a collegial environment and availability to devote sufficient time to Board matters. Diversity of background and diversity of gender, race, ethnicity, national origin and age are also relevant factors in the selection process. The Corporate Governance Committee also considers whether a candidate can meet the independence standards for directors and members of key committees under the rules of Nasdaq and the Securities and Exchange Commission (the “SEC”). With respect to incumbent directors, the committee considers the director’s past performance on the Board and contributions to the committees on which he or she serves.

While the Board has not formally adopted a policy regarding director diversity, the Corporate Governance Committee actively considers diversity in director recruitment and nomination. In connection with new director searches, the Board expects to utilize a process that requires the final pool of candidates to include potential directors who will increase the Board’s ethnic and/or gender diversity. The Board believes that the diversity of the current Board members, including as to gender, race, ethnicity, national origin, international work experience and age, provides significant benefits to the Board and to ZimVie.

BOARD DIVERSITY MATRIX (as of March 18, 2024)

The following table summarizes certain self-identified characteristics of our directors, utilizing the categories and terms set forth in applicable Nasdaq rules and related guidance.

Total Number of Directors	6

	Female	Male

Part I: Gender Identity

Directors	2	4

Part II: Demographic Background

African American or Black

Alaskan Native or Native American

Asian		1

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	2	3

Two or More Races or Ethnicities

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is led by our non-executive Chair David King. The non-executive Chair leads the meetings and activities of the Board, while our CEO leads the management, operations and team members of ZimVie and is responsible for executing the company’s strategy. The Board believes that this leadership structure allows the Board to function efficiently and effectively and promotes a balance between independent Board oversight and day-to-day management of the company. However, the Board expects to periodically review its leadership structure and believes it should retain the flexibility to decide what is in the best interests of the company at any point in time. If the position of Chair is held by the CEO, the Board will appoint a Lead Independent Director from among its members using criteria the Board deems appropriate, and our Corporate Governance Guidelines and amended and restated bylaws provide this flexibility.

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Following are key duties and responsibilities of the non-executive Chair of the Board:

●	presides at meetings of the Board and shareholders;
●	reviews and provides input on meeting agendas for the Board and its committees;
●	reviews meeting schedules and collaborates with the CEO to ensure that there is sufficient time for discussion of agenda items;
●	provides feedback to the CEO as needed, including on the flow of information from management to the Board, and communicates regularly with the CEO between Board meetings;
●	serves as the primary liaison between the CEO and the independent directors;
●	convenes and presides at meetings of the independent directors, including executive sessions of the independent directors held in conjunction with each regularly scheduled Board meeting;
●	recommends to the CEO the retention of outside advisors who report directly to the Board when deemed appropriate;
●	consults with Board committee Chairs as needed;
●	consults with the Corporate Governance Committee concerning the members and Chairs of all Board committees;
●	makes himself available, as appropriate, for communication with shareholders; and
●	performs such other duties as may be requested by the Board.

BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors oversees the risk management processes that are designed and implemented by our executives to determine whether those processes are consistent with our strategy and risk appetite, are functioning as intended, and that necessary steps are taken to foster a culture that recognizes and appropriately escalates and addresses risk-taking beyond our determined risk appetite. The Board of Directors executes its oversight responsibility for risk management directly and through its committees.

The Audit Committee is specifically tasked with overseeing our compliance with legal and regulatory requirements and ethical standards, including oversight of our corporate compliance program, discussing our risk assessment and risk management processes with management, and receiving information on certain material legal and regulatory matters, including litigation, as well as on information technology, data security, business continuity and cybersecurity-related matters. We use a global risk assessment process coordinated by management to identify, assess and prioritize internal and external risks, to develop processes for responding to, mitigating and monitoring risks, and to inform the development of our internal audit plan.

The Audit Committee receives reports regarding our risk assessment process and its meeting agendas include discussions of individual risk areas throughout the year. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the committee. The committee discusses our major financial risk exposures with our Chief Financial Officer (“CFO”) and our Chief Accounting Officer. The committee receives regular reports from our Chief Information Officer regarding cybersecurity-related matters and other information technology-related matters. The committee receives regular reports from our Chief Compliance Officer on our corporate compliance program, which is designed to address risks related to, among other matters, anti-bribery, anti-corruption and anti-kickback laws in the countries where we do business. The committee also receives reports from our Chief Legal Officer and other persons who are involved in our risk management processes.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee oversees risks relating to our executive compensation programs and practices. In addition, in conjunction with the full Board, the Compensation Committee oversees risks relating to human capital management, including succession planning. The Corporate Governance Committee oversees risks relating to environmental, social and governance matters. The Quality, Regulatory and Technology Committee oversees risks relating to our compliance with laws and regulations enforced by the U.S. Food and Drug Administration and comparable foreign government regulators, including product quality and safety, and receives regular reports from our Senior Vice President, Regulatory Affairs, Quality Assurance, and Clinical.

The Board of Directors receives regular reports from members of our executive leadership team and other personnel that include discussions of the risks and exposures involved with their respective areas of responsibility. Further, the Board of Directors is routinely informed of developments that could affect our risk profile or other aspects of our

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business. Primary areas of risk oversight for the full Board include, but are not limited to, general commercial risks in the medical technology / healthcare industry, such as competition, pricing pressures, and the reimbursement landscape; risks associated with our strategy, business model, and annual operating plan; risks related to our operations and supply chain; and risks related to complex transactions.

POLICIES ON CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving shareholders well and maintaining our integrity in the marketplace. Our Board has adopted Corporate Governance Guidelines, which, in conjunction with our amended and restated certificate of incorporation, amended and restated bylaws, Board committee charters and key Board policies, form the framework for our governance. Our Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key policies as warranted.

The current versions of the following documents are available in the Investor Relations/Corporate Governance section of our website, www.zimvie.com:

●	Code of Business Conduct and Ethics, which applies to all directors, officers, and other team members;
●	Code of Ethics for Chief Executive Officer and Senior Financial Officers (the “finance code of ethics”);
●	Corporate Governance Guidelines;
●	Audit Committee Charter;
●	Compensation Committee Charter;
●	Corporate Governance Committee Charter;
●	Quality, Regulatory and Technology Committee Charter;
●	Board Policy on Ratification of Independent Registered Public Accounting Firm; and
●	Policy on the Care and use of Animals in Research and Development.

If we make any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our CEO, CFO, or Chief Accounting Officer, we will disclose the nature of that amendment or waiver in the Investor Relations/Corporate Governance section of our website.

LIMIT ON OTHER DIRECTORSHIPS

Under our Corporate Governance Guidelines, no member of the Board may simultaneously serve on the board of directors of more than three other public companies, except that our CEO and any non-employee director who serves as an executive officer of a public company must limit the total number of public company boards on which he or she serves to three.

BOARD SELF-EVALUATION PROCESS

Pursuant to the Corporate Governance Guidelines and the charters of each of the Board’s committees, the Board and each of its committees are required to conduct self-evaluations of their performance. The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance. These self-evaluations, which are conducted annually, are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities, evaluating its performance, and identifying areas for improvement.

The Chair of the Corporate Governance Committee oversees the annual self-evaluation process. Each director is expected to participate and provide feedback on a range of topics, including: the Board and committee agendas; meetings; practices and dynamics; Board refreshment; committee structure, membership and leadership; the flow of information to and from the Board and its committees; management succession planning; and shareholder engagement. Director feedback is solicited on an individual basis through written questionnaires/assessments. The Chair of the

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Corporate Governance Committee reviews the feedback from the self-evaluation process and makes recommendations for areas with respect to which the Board and its committees should consider improvements. These areas and the overall assessments are further discussed at a meeting led by the Chair of the Corporate Governance Committee at which all Board members are present. At the conclusion of this meeting, the Chair of the Corporate Governance Committee, working with the senior management team, develops action plans for any items that require follow-up.

DIRECTOR INDEPENDENCE

Our Board of Directors has determined that all members of the Board of Directors, except Mr. Jamali, our President and CEO, are independent, as determined in accordance with the rules of Nasdaq. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, and affirmatively determined that none of such non-employee directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS

Our amended and restated bylaws require directors to be elected by the majority of the votes cast with respect to that director in uncontested elections (the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our amended and restated bylaws, any director who fails to be elected must tender his or her resignation to the Board, subject to acceptance by the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision.

If a nominee who was not already serving as a director is not elected at an annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” Both nominees for election as directors at the 2024 annual meeting are currently serving on the Board.

NOMINATIONS FOR DIRECTORS

The Corporate Governance Committee screens candidates and recommends candidates for nomination to the full Board. In seeking and evaluating director candidates, the committee considers individuals in accordance with the criteria described above under “Director Criteria, Qualifications and Experience.” Director candidates may be recommended by Board members, a third-party search firm, or shareholders.

The committee will consider director candidates proposed by shareholders and will evaluate them using the same criteria as candidates recommended by other sources. A shareholder who wishes to recommend a director candidate for consideration by the committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: ZimVie Inc., Attention: Office of the Corporate Secretary, 4555 Riverside Drive, Palm Beach Gardens, Florida 33410. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board of Directors, as well as other information set forth in our Corporate Governance Guidelines.

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A shareholder who wishes to nominate an individual for election as a director, rather than recommend the individual as a candidate to the Corporate Governance Committee, must comply with the advance notice requirements set forth in our amended and restated bylaws. See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2025 annual meeting of shareholders?” on page 67 for more information.

COMMUNICATIONS WITH DIRECTORS

Shareholders or other interested parties may contact our directors by writing to them either individually or as a group or partial group (such as all independent directors), ZimVie Inc., Attention: Office of the Corporate Secretary, 4555 Riverside Drive, Palm Beach Gardens, Florida 33410. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. Communications addressed to multiple recipients, such as to “Board of Directors,” “Audit Committee,” “Independent Directors,” etc. will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward them, and hence cannot be treated confidentially.

BOARD MEETINGS, ATTENDANCE, AND EXECUTIVE SESSIONS

Our Board meets on a regularly scheduled basis to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings, meetings of committees on which they serve and shareholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Each regularly scheduled Board meeting begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without management) if requested by any director. The independent directors may meet in executive session, without management, at any time, and are scheduled for such independent executive sessions at each regularly scheduled Board meeting. Our independent, non-executive Chair presides at these executive sessions.

During 2023, the Board held 10 meetings and the standing committees of the Board held a total of 22 meetings. All directors attended 75% or more of the meetings of the Board and committees on which they served. Our Corporate Governance Guidelines provide that directors are expected to attend our annual meetings of shareholders. All directors attended the 2023 annual meeting of shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

On an annual basis, each of our directors and executive officers is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has an interest. Under our Audit Committee’s charter, which is available on our website at www.zimvie.com, our Audit Committee must review and approve all transactions between us and a related person (as defined in Item 404 of Regulation S-K) for which review or approval is required by applicable law or required to be disclosed in our financial statements or SEC filings. The Audit Committee may not approve a related-person transaction unless (1) it is in or not inconsistent with our best interests and (2) where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated third party.

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Under our Code of Business Conduct and Ethics, which is available on our website at www.zimvie.com, and related policies and procedures, actual or potential conflicts of interest involving any other employee must be disclosed to and resolved by our Human Resources Department or Healthcare Compliance Department.

AGREEMENTS WITH ZIMMER BIOMET

On March 1, 2022, Zimmer Biomet completed the previously announced separation of its dental and spine businesses through the distribution by Zimmer Biomet of 80.3% of the outstanding shares of common stock of ZimVie to Zimmer Biomet shareholders at the close of business on the record date, February 15, 2022. The distribution was made in the amount of one share of ZimVie common stock for every ten shares of Zimmer Biomet common stock owned by Zimmer Biomet shareholders at the close of business on the record date.

On March 1, 2022, we entered into definitive agreements with Zimmer Biomet and its subsidiaries that, among other things, set forth the terms and conditions of the separation and the distribution. The agreements, which set forth the principles and actions taken or to be taken in connection with the separation and the distribution and provide a framework for Zimmer Biomet’s relationship with us from and after the separation and the distribution, include a Separation and Distribution Agreement (the “Separation Agreement”), a Tax Matters Agreement (the “Tax Matters Agreement”), a Transition Services Agreement (the “Transition Services Agreement”), an Intellectual Property Matters Agreement (the “Intellectual Property Matters Agreement”), a Transitional Trademark License Agreement (the “Transitional Trademark License Agreement”), a Transition Manufacturing and Supply Agreement (the “Transition Manufacturing and Supply Agreement”), and a Reverse Transition Manufacturing and Supply Agreement (the “Reverse Transition Manufacturing and Supply Agreement”), each dated as of March 1, 2022.

The descriptions included below of the Separation Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Intellectual Property Matters Agreement, the Transitional Trademark License Agreement, the Transition Manufacturing and Supply Agreement, and the Reverse Transition Manufacturing and Supply Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.

As of February 1, 2023, Zimmer Biomet had sold all of its 19.7% ownership in ZimVie and is no longer considered a related party.

Separation and Distribution Agreement

The Separation Agreement sets forth our agreements with Zimmer Biomet regarding the principal actions taken in connection with the separation and the distribution. It also sets forth other agreements that govern aspects of our relationship with Zimmer Biomet following the separation and the distribution. The Separation Agreement provides for, among other things, (1) the assets transferred, the liabilities assumed and the contracts assigned to each of us and Zimmer Biomet as part of the separation, (2) cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of the ZimVie businesses with us and financial responsibility for the obligations and liabilities of Zimmer Biomet’s remaining businesses with Zimmer Biomet, (3) procedures with respect to claims subject to indemnification and related matters and governing our and Zimmer Biomet’s obligations and allocations of liabilities with respect to ongoing litigation matters and (4) the allocation between us and Zimmer Biomet of rights and obligations under existing insurance policies with respect to occurrences prior to completion of the distribution.

Tax Matters Agreement

The Tax Matters Agreement governs the respective rights, responsibilities and obligations of us and Zimmer Biomet after the distribution with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, tax elections, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

The Tax Matters Agreement also imposes certain restrictions on us and our subsidiaries (including, among others, restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The Tax Matters Agreement provides special rules

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that allocate tax liabilities in the event the distribution, together with certain related transactions, does not qualify as tax-free. In general, under the Tax Matters Agreement, each party is expected to be responsible for any taxes imposed on Zimmer Biomet or us, as the case may be, that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Internal Revenue Code of 1986, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement. However, if such failure was the result of any acquisition of our shares or assets, or of any of our representations, statements or undertakings being incorrect, incomplete or breached, we generally will be responsible for all taxes imposed as a result of such acquisition or breach.

Transition Services Agreement

Pursuant to the Transition Services Agreement, we and Zimmer Biomet provided certain services to one another, on an interim, transitional basis following the separation and the distribution. The services provided include certain regulatory services, commercial services, operational services, tax services, clinical affairs services, information technology services, finance and accounting services and human resource and employee benefits services. The agreed-upon charges for such services were generally intended to allow the providing company to recover all costs and expenses of providing such services. Subject to certain exceptions in the case of willful misconduct or fraud, the liability of each of Zimmer Biomet and us under the Transition Services Agreement for the services it provided will be limited to the aggregate service fees paid to it in the immediately preceding one-year period. Obligations under the Transition Services Agreement were substantially complete as of December 31, 2023.

Intellectual Property Matters Agreement

Pursuant to the Intellectual Property Matters Agreement, Zimmer Biomet granted to us a non-exclusive, perpetual, royalty-free, fully paid-up, irrevocable, non-sublicensable license to use certain intellectual property rights retained by Zimmer Biomet, except that we will be permitted to sublicense our rights in connection with activities relating to the ZimVie businesses but not for independent use by third parties. We also granted back to Zimmer Biomet a non-exclusive, perpetual, royalty-free, fully paid-up, irrevocable, non-sublicensable license to continue to use all intellectual property rights owned by or transferred to us, except that Zimmer Biomet will be permitted to sublicense its rights in connection with activities relating to Zimmer Biomet’s and its affiliates’ retained businesses but not for independent use by third parties.

Transitional Trademark License Agreement

Pursuant to the Transitional Trademark License Agreement, Zimmer Biomet granted to us a non-exclusive, royalty-free, non-transferable, non-assignable, and worldwide license to use certain Zimmer Biomet trademarks, corporate names and domain names for a transitional period following the distribution. The license allows us to continue using certain of Zimmer Biomet’s trademarks in order to provide sufficient time for us to rebrand or phase out our use of the licensed marks. Zimmer Biomet will also redirect certain licensed domain names to new domain names provided by us for a specific period of time. We agreed to use commercially reasonable efforts to remove and cease using Zimmer Biomet’s trademarks on any promotional or other publicly available materials, and will generally discontinue such use as soon as reasonably practicable.

Transition Manufacturing and Supply Agreement and Reverse Transition Manufacturing and Supply Agreement

Pursuant to the Transition Manufacturing and Supply Agreement and the Reverse Transition Manufacturing and Supply Agreement, we or Zimmer Inc., a wholly-owned subsidiary of Zimmer Biomet, as the case may be, will manufacture or cause to be manufactured certain products for the other party, on an interim, transitional basis. Pursuant to such agreements, we or Zimmer, Inc., as the case may be, will be required to purchase certain minimum amounts of products from the other party. The Transition Manufacturing and Supply Agreement and the Reverse Transition Manufacturing and Supply Agreement will terminate on the expiration of the term of the last product manufactured by us or Zimmer, Inc., as the case may be, pursuant to such agreements, which will generally be no later than March 1, 2027.

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COMMITTEES OF THE BOARD

Our Board has the following standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, and a Quality, Regulatory and Technology Committee. Each of the standing committees is composed entirely of independent directors. In addition, the members of the Audit Committee and the Compensation Committee meet the heightened standards of independence required by the rules of Nasdaq and the SEC. The table below shows the current membership of each standing Board committee and the number of meetings held during 2023.

STANDING COMMITTEE ASSIGNMENTS

Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Quality, Regulatory and Technology Committee
Vinit Asar	✓	✓	✓	Chair
Sally Crawford	✓	Chair	✓	✓
Vafa Jamali
David King	✓	✓	Chair	✓
Richard Kuntz, M.D., M.Sc.	✓	✓	✓	✓
Karen Matusinec	Chair	✓	✓	✓
2023 Meetings	8	6	4	4

Audit Committee

Karen Matusinec, Chair

Vinit Asar

Sally Crawford

David King

Richard Kuntz, M.D., M.Sc.

Our Audit Committee is responsible for overseeing the integrity of our financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of our internal audit function and our compliance with certain legal and regulatory requirements. The committee also reviews and discusses with management our information technology, data security, business continuity and cybersecurity-related risk exposures. The committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm. The principal functions of the Audit Committee include:

●	reviewing and pre-approving all audit and permissible non-audit services provided to us by our independent registered public accounting firm;
●	reviewing and discussing with management and our independent registered public accounting firm the proposed scope of the annual audit and audit procedures to be performed;
●	reviewing and discussing with management and our independent registered public accounting firm our quarterly and annual financial statements prior to their public release;
●	overseeing our compliance with certain legal and regulatory requirements and ethical standards and aspects of our risk management processes; and
●

overseeing, reviewing and discussing with management our information technology, data security, business continuity and cybersecurity-related risk exposures and threats, the potential impact of those risk exposures and threats on our business, operations and reputation, and the processes management has established to assess, manage, monitor and mitigate such risk exposures and threats.

Our Board has determined that each member of the Audit Committee is “independent” as defined under the rules of Nasdaq and the SEC. Our Board of Directors has designated Karen Matusinec, David King and Vinit Asar as “audit committee financial experts” as defined by SEC rules. Shareholders should understand that this designation is an SEC disclosure requirement related to these directors’ experience and understanding with respect to certain accounting and

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auditing matters. The designation does not impose upon these directors any duties, obligations or liabilities that are greater than those that are generally imposed on them as members of the Audit Committee and the Board, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

See also the “Audit Committee Matters” section of this proxy statement for additional information about the Audit Committee’s responsibilities and actions and the Audit Committee Report.

Compensation Committee

Sally Crawford, Chair

Vinit Asar

David King

Richard Kuntz, M.D., M.Sc.

Karen Matusinec

Our Compensation Committee has the overall responsibility for approving and evaluating our executive compensation plans, policies and programs. The duties of the Compensation Committee include:

●	evaluating the CEO’s performance, including in light of the goals and objectives applicable to the CEO, and reviewing and discussing with the CEO the performance of our other executive officers;
●

reviewing and approving the base salary, annual and long-term incentive compensation and other compensation, perquisites or special or supplemental benefits to be paid or awarded to our CEO and other executive officers;

●

approving and authorizing the company to enter into any severance arrangements, change in control severance agreements or other compensation-related agreements with our executive officers, in each case as, when and if appropriate;

●	reviewing and making recommendations to our Board with respect to our incentive compensation and equity-based plans;
●	administering our incentive compensation and equity-based plans, including making awards under such plans;
●	monitoring compliance by our executive officers and directors with our stock ownership guidelines;
●	overseeing the process for identifying and addressing any material risks relating to our compensation policies and practices;
●	overseeing and administering our policies, plans and agreements concerning the recoupment of incentive compensation;
●	cooperating with the Corporate Governance Committee in reviewing non-employee director compensation and providing input with respect to any proposed changes in director compensation;
●	as part of periodic organization and talent planning, either as part of the full Board, or at the Board’s direction, reviewing talent and development plans relative to senior management;
●	either as part of the full Board, or at the Board’s direction, reviewing and monitoring our policies and strategies related to human capital management, including succession planning;
●	reviewing and discussing with management the Compensation Discussion and Analysis; and
●

reviewing the results of non-binding advisory votes on executive compensation and determining whether changes should be made to our executive compensation policies and programs in light of shareholder feedback.

Our Board has determined that each member of the Compensation Committee is (1) “independent” as defined under the rules of Nasdaq and (2) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee has the authority to retain compensation consultants, outside counsel, and other advisers.

None of the members of the Compensation Committee during 2023 or as of the date of this proxy statement is or has been our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board or otherwise under circumstances requiring disclosure under Item 404 of Regulation S-K.

The report of the Compensation Committee appears on page 44.

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Compensation Risk Assessment

At the request of the Compensation Committee, the committee’s compensation consultant conducted a qualitative review of the potential risks associated with our executive compensation program in 2023. The components of our executive compensation program are part of our global compensation structure, and the majority of the compensation policies or practices that apply to other levels of our team members or to any of our subsidiaries or divisions are included in our executive compensation program. The consultant found that our executive compensation program is in alignment with current market practices, contains an appropriate balance of risk versus rewards, and incorporates appropriate risk mitigating factors. The consultant found no design features in our executive compensation practices that pose a significant concern from the perspective of motivating senior officers to knowingly expose us to excessive enterprise risk. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on us.

Corporate Governance Committee

David King, Chair

Vinit Asar

Sally Crawford

Richard Kuntz, M.D., M.Sc.

Karen Matusinec

Our Corporate Governance Committee identifies and makes recommendations to our Board regarding candidates for directorships, oversees the Board’s corporate governance policies and practices, and assists the Board in its oversight with respect to matters that involve our image, reputation, and standing as a responsible corporate citizen. In its oversight of director matters and corporate governance policies and practices, the Corporate Governance Committee’s duties include:

●	developing and recommending to the Board criteria for selection of non-management directors;
●

recommending director nominees to the Board for election at the next meeting of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

●	recommending directors for appointment to Board committees and the chairs thereof;
●	analyzing information relevant to the Board’s determination as to whether a director is independent;
●	overseeing the annual self-evaluation process for the Board and its committees;
●	periodically reviewing the Board’s leadership structure and recommending any proposed changes to the Board for approval;
●	monitoring emerging corporate governance trends and recommending to the Board any proposed changes in our corporate governance policies;
●	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and
●	periodically reviewing, in cooperation with the Compensation Committee, the form and amount of non-employee director compensation and recommending any proposed changes to the Board for approval.

In assisting our Board of Directors in its oversight with respect to matters that involve our image, reputation and standing as a responsible corporate citizen, the Corporate Governance Committee reviews and considers, among other items, the following from time to time as it deems appropriate:

●	current and emerging political, social, environmental, corporate citizenship and public policy issues and trends that may affect our business activities, performance, reputation, or public image; and
●	shareholder proposals submitted for inclusion in our proxy materials that relate to public policy or social responsibility issues.

Our Board has determined that each member of the Corporate Governance Committee is “independent” as defined under the rules of Nasdaq.

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Quality, Regulatory and Technology Committee

Vinit Asar, Chair

Sally Crawford

David King

Richard Kuntz, M.D., M.Sc.

Karen Matusinec

Our Quality, Regulatory and Technology Committee assists the Board in its oversight of product quality and safety and our research, innovation, and technology initiatives in the context of our overall corporate strategy, goals, and objectives. In its oversight of risk management in the area of compliance, including product quality and safety, the Quality, Regulatory and Technology Committee reviews and considers, among other items, the following:

●	our overall quality strategy;
●	processes in place to monitor and control product quality and safety;
●	results of product quality and quality system assessments by the company and external regulators; and
●	any significant product quality issues that may arise.

In overseeing our research, innovation and technology initiatives, the Quality, Regulatory and Technology Committee reviews and considers, among other items, the following as it deems appropriate:

●	the strategic goals, objectives and direction of our research programs and the alignment of those programs with our portfolio of businesses and our long-term business objectives and strategic goals;
●	the relationship of our strategic research plan to our overall approach to technical and commercial innovation and technology acquisition;
●	our product development pipeline;
●	our major technology positions and strategies relative to emerging technologies, emerging concepts of therapy and healthcare, and changing market requirements;
●	the processes for identifying and prioritizing, and, as applicable, the development of, innovative technologies that arise from within and outside the company;
●

our ability to internally develop technology being, or proposed to be, developed, or to access and maintain such technology from third parties through acquisitions, licensing, collaborations, alliances, investments or otherwise; and

●	the potential impact on us in the event that technology being, or proposed to be, developed is not developed or accessed by us.

Our Board has determined that each member of the Quality, Regulatory and Technology Committee is “independent” as defined under the rules of Nasdaq.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of director compensation include annual retainers, committee chair annual fees and equity-based awards. It is the Board’s practice to provide a mix of cash and equity-based compensation to more closely align the interests of directors with our shareholders.

The following table sets forth information regarding the compensation we paid to our non-employee directors for 2023. Mr. Jamali is not included in this table because he received no additional compensation for his service as a director

2023 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
(a)	(b)	(c)	(h)
Vinit Asar	80,000	190,225	270,225
Sally Crawford	67,500	207,725	275,225
David King	155,000	255,225	410,225
Richard Kuntz, M.D., M.Sc.	52,500	207,725	260,225
Karen Matusinec	72,500	207,725	280,225

(1)

Amounts include fees that were paid in cash plus fees that were voluntarily deferred at each director’s election under our Deferred Compensation Plan for Non-Employee Directors. As explained more fully below, compensation that a director elects to defer is credited to the director’s deferred compensation account as either treasury units, dollar units or deferred share units (“DSUs”), and will be paid in cash following the director’s retirement or other termination of service from the Board. Amounts do not include fees subject to mandatory deferral; as explained more fully below, fees subject to mandatory deferral are reported in the Stock Awards column.

(2)

Represents the grant date fair value of the stock awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For these stock awards, the grant date fair value is the average of the high and low selling prices of our common stock on Nasdaq on the date of grant. All stock awards to directors are fully vested on the date of grant but are subject to mandatory deferral of settlement until the director’s termination of service from the Board, or later, as explained more fully below.

The following table sets forth the grant date fair value of annual grants of restricted stock units (“RSUs”) and DSUs awarded to each director in 2023, as well as DSUs granted during 2023 pursuant to the mandatory deferral provisions of the Deferred Compensation Plan for Non-Employee Directors.

2023 STOCK AWARDS

Name	RSUs (granted 05-12-23) ($)	DSUs (granted 05-12-23) ($)	DSUs (mandatory deferral) ($)	Total ($)
Vinit Asar	185,000	5,225	—	190,225
Sally Crawford	185,000	5,225	17,500	207,725
David King	250,000	5,225	—	255,225
Richard Kuntz, M.D., M.Sc.	185,000	5,225	17,500	207,725
Karen Matusinec	185,000	5,225	17,500	207,725

CORPORATE GOVERNANCE

Retainers

In 2023, we paid our non-employee directors the same retainers we paid in 2022; there were no year-over-year increases in such retainers. We pay non-employee directors quarterly, on the last day of March, June, September, and December. We paid non-employee directors an annual retainer of $70,000, subject to mandatory deferral requirements as described below, and we paid our non-executive Chair of the Board an additional annual retainer of $75,000. We paid our Audit Committee chair an additional annual retainer of $20,000, we paid our Compensation Committee chair an additional annual retainer of $15,000, and we paid each of the chairs of our other standing Board committees additional annual retainers of $10,000. The following table shows the amounts paid during 2023:

	March 31 ($)	June 30 ($)	September 30 ($)	December 31 ($)	Total ($)
Non-executive Chair annual retainer	18,750	18,750	18,750	18,750	75,000
Director annual retainer	17,500	17,500	17,500	17,500	70,000
Audit Committee chair annual retainer	5,000	5,000	5,000	5,000	20,000
Compensation Committee chair annual retainer	3,750	3,750	3,750	3,750	15,000
Other standing committees chair annual retainer	2,500	2,500	2,500	2,500	10,000

Directors who commence service on the Board, or who commence service as a standing committee chair or as non-executive Chair, are paid applicable quarterly fees beginning with the quarter during which they commence such service. Similarly, directors who terminate service on the Board or terminate service as a standing committee chair or as non-executive Chair are paid applicable quarterly fees through the quarter during which such service terminated.

Equity-Based Compensation and Mandatory Deferrals

In 2023, we awarded our non-employee directors the same equity-based compensation that we awarded in 2022; there were no year-over-year increases in such awards. We awarded each non-employee director who was reelected at the 2023 annual meeting of shareholders, or who was a continuing non-employee director at that time, 500 DSUs as of the date of the annual meeting with an initial value based on the price of our common stock on that date. We require that these annual DSU awards be credited to a deferred compensation account under the provisions of the Deferred Compensation Plan for Non-Employee Directors. DSUs represent an unfunded, unsecured right to receive shares of our common stock or the equivalent value in cash, and the value of DSUs varies directly with the price of our common stock. We also require that 50% of a director’s annual retainer be deferred and credited to his or her deferred compensation account in the form of DSUs with an initial value equal to the amount of fees deferred until the director holds a total of at least 5,000 DSUs.

Non-employee directors may elect to defer receipt of compensation in excess of their mandatory deferral and annual DSU award. Elective deferrals are credited to the director’s deferred compensation account in the form of either treasury units, dollar units or DSUs with an initial value equal to the amount of fees deferred. The value of treasury units and dollar units does not change after the date of deferral. Amounts deferred as treasury units are credited with interest at a rate based on the six-month U.S. Treasury bill discount rate for the preceding year. Amounts deferred as dollar units are credited with interest at a rate based on the rate of return of our invested cash during the preceding year. If we pay cash dividends on our common stock, amounts deferred as DSUs will be credited with additional DSUs equal to the number of shares of our common stock that could have been purchased if we paid cash dividends on the DSUs held in directors’ deferred compensation accounts and such cash was reinvested in our common stock. These additional DSUs will be subject to mandatory deferral.

All treasury units, dollar units and DSUs are immediately vested and payable following termination of the non-employee director’s service on the Board. We settle annual DSU awards and mandatory deferral DSUs in shares of our common stock. We pay the value of treasury units, dollar units and elective deferral DSUs in cash. Non-employee directors may elect to receive the cash payment in a lump sum or in not more than four annual installments.

CORPORATE GOVERNANCE

In 2023, we made the annual award to each non-employee director of RSUs with an initial value of $185,000, and the additional annual award to the non-executive Chair of the Board of RSUs with an initial value of $65,000, on the date of the 2023 annual meeting, in each case with the number of RSUs based on the average of the high and low selling prices of our common stock on that date. These awards are made under the Stock Plan for Non-Employee Directors. The RSUs vest immediately and are subject to mandatory deferral until the later of the third anniversary of the grant date or the director’s retirement or other termination of service from the Board. We will settle the RSUs in shares of our common stock.

Insurance, Expense Reimbursement and Director Education

We provide non-employee directors with travel accident insurance and reimburse reasonable expenses they incur for transportation, meals and lodging when on ZimVie business. We also reimburse non-employee directors for reasonable out-of-pocket expenses, including tuition costs incurred in attending director education programs.

AUDIT COMMITTEE MATTERS

Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including the review and approval of audit fees. The Audit Committee has appointed PwC to serve as our independent registered public accounting firm for 2024. We are asking shareholders to ratify this appointment as a matter of policy.

If shareholders do not ratify the selection of PwC, the Audit Committee will consider any information submitted by shareholders in connection with the selection of the independent registered public accounting firm for the next year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes such a change would be in our best interest and the best interest of our shareholders.

PwC has served as our independent registered public accounting firm continuously since 2021.

In determining whether to reappoint PwC to serve as our independent registered public accounting firm, the Audit Committee annually considers several factors, including:

●	PwC’s independence and objectivity;

●	PwC’s capabilities considering the complexity of our global operations, including the skills and experience of the lead audit partner;

●	PwC’s historical and recent performance, including the extent and quality of PwC’s communications with the Audit Committee and management’s views of PwC’s overall performance;

●	Data related to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports on PwC;

●	PwC’s knowledge of and familiarity with our business and industry and our accounting policies and practices; and

●	The appropriateness of PwC’s fees, taking into account the size and level of complexity of our organization and the resources necessary to perform the audit.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as our independent registered public accounting firm is in our best interest and in the best interest of our shareholders.

Representatives of PwC attended all meetings of the Audit Committee in 2023. We expect that a representative of PwC will be present at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Our Board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2024.

RESPONSIBILITIES OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the integrity of our financial statements, the qualifications, performance and independence of the independent registered public accounting firm, the performance of our internal audit function and our compliance with certain legal and regulatory requirements. The committee also reviews and discusses with management our information technology, data security, business continuity and cybersecurity-related risk exposures. The committee is directly responsible for the appointment, retention, compensation, and oversight of our independent registered public accounting firm.

Management is responsible for the financial reporting process, including the system of internal control, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for management’s report on internal control over financial reporting.

The independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

AUDIT COMMITTEE MATTERS

The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on internal control over financial reporting. Committee members are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

See also “CORPORATE GOVERNANCE – Committees of the Board – Audit Committee” on page 17 for additional information regarding the Audit Committee’s functions and composition.

ACTIVITIES OF THE AUDIT COMMITTEE IN 2023

The committee held eight meetings during 2023. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management, our internal audit function, and PwC. At these meetings, the committee:

●	discussed with PwC the overall scope and plans for its audit;
●	reviewed and discussed with management and PwC the consolidated financial statements;
●	met with internal audit and PwC, with and without management present, to discuss the results of their work;
●	reviewed and discussed the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002;
●	discussed major financial risk exposures with management and the steps management has taken to monitor and control such exposures;
●	reviewed and discussed with management the design and operation of our corporate compliance program;
●	reviewed and discussed with management our data security, business continuity and cybersecurity-related risk exposures;
●	pre-approved audit and permitted non-audit services in accordance with the policy described below;
●	discussed with PwC the matters required to be communicated to the committee by applicable requirements of the PCAOB and the SEC;
●	discussed the auditor’s independence with PwC and made the conclusions regarding independence described below; and
●	evaluated PwC’s performance and considered factors relevant to the reappointment of PwC.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, pre-approve the provision of audit and permitted non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, pre-approve specific services that are not otherwise pre-approved. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Chair of the Audit Committee between regular meetings. The Audit Committee Chair has the delegated authority to pre-approve such services up to a specified fee amount. These pre-approval decisions are reported to the full Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE MATTERS

AUDIT AND NON-AUDIT FEES

The following table shows the fees that we paid or accrued for audit and other professional services provided by PwC for the years 2023 and 2022. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process described above or, for periods prior to the spinoff, in conformity with the Zimmer Biomet Audit Committee’s pre-approval process.

	2023	2022
Audit Fees(1)	$3,369,000	$2,949,000
Audit-Related Fees(2)	2,000	—
Tax Fees(3)	373,000	28,000
All Other Fees(4)	2,000	3,000
Total Fees	$3,746,000	$2,980,000

(1)

This category includes the audit of our annual financial statements, the review of interim financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	This category consists principally of agreed-upon procedures.

(3)	This category consists of tax services provided by PwC for tax compliance, tax advice and tax planning.

(4)	This category consists of fees for licenses to use accounting research software and other tools.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2023. The committee has discussed with PwC the matters that are required to be discussed by the applicable requirements of the PCAOB and the SEC. PwC has provided the committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the committee concerning independence, and the committee has discussed with PwC that firm’s independence. The committee has concluded that PwC’s provision of audit and non-audit services to the company and its affiliates is compatible with PwC’s independence.

Based on the reviews and discussions described above, and subject to the limitations on the committee’s role and responsibilities as described in this proxy statement and in the Audit Committee’s charter, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements for the year ended December 31, 2023 be included in our Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Karen Matusinec, Chair

Vinit Asar

Sally Crawford

David King

Richard Kuntz, M.D., M.Sc.

EXECUTIVE COMPENSATION

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

The Board of Directors is committed to excellence in corporate governance and recognizes the interest our shareholders have expressed with respect to our named executive officer compensation program. As a part of this commitment, and in accordance with Section 14A of the Exchange Act, our shareholders are being asked to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”) as reported in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation program for our NEOs for 2023.

A detailed description of our executive compensation program is available in the Compensation Discussion and Analysis section of this proxy statement (“CD&A”). Our Board and Compensation Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests, and merits shareholder support. Accordingly, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders of ZimVie Inc. approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules, including the CD&A, the compensation tables, and narrative disclosures.”

Although this vote is non-binding, the Board and the Compensation Committee value the views of our shareholders and will review the voting results. If there are significant negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions with regard to executive compensation. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2025 annual meeting of shareholders.

Our Board recommends a vote FOR the advisory resolution approving NEO compensation.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

The Compensation Discussion and Analysis (“CD&A”) section of this proxy statement explains the type and amount of compensation provided to ZimVie’s named executive officers (“NEOs”) in 2023, as well as the principles and processes that the Compensation Committee (referred to as the “committee” in this CD&A) has established and follows in determining NEO compensation.

EXECUTIVE SUMMARY

For 2023, our compensation program consisted primarily of base salary, target annual cash incentive opportunities, and target long-term equity-based incentives. The committee approved an equal mix (based on grant date fair value) of performance-based and time-based equity awards as part of our long-term incentive (“LTI”) program.

2023 NEOs

For 2023, our NEOs were:

2023 NEOs
NEO	Title
Vafa Jamali	President and Chief Executive Officer
Richard Heppenstall	Executive Vice President, Chief Financial Officer and Treasurer
Rebecca Whitney	Senior Vice President and President — Global Spine
Indraneel Kanaglekar	Senior Vice President and President — Global Dental
Heather Kidwell	Senior Vice President, Chief Legal, Compliance and Human Resources Officer and Corporate Secretary

Recent Business and Operational Highlights

In 2023, our team made a great deal of progress executing our corporate strategy while keeping our Mission at the forefront. It was a year intensely focused on a few critical areas—optimizing our operations, reshaping our portfolio of innovation, and driving toward our transformation as a business. Notwithstanding the anticipated external and internal headwinds, the year was marked by a number of milestones.

●	We maintained our leadership position in premium dental implants, digital workflows, and biomaterials, in addition to launching 16 dental products in 2023.
●	We opened a state-of-the-art ZimVie medical education and training facility in Palm Beach Gardens, Florida.
●	We made strategic investments in IT and digitization to expand our eServices platform, making access to our lifechanging Dental products and doing business with us more convenient for our customers.
●

We continued to develop the motion preservation market for spine patients through advances in cervical disc replacement technology and with FDA approval for a new Mobi-C® Implant and Hybrid Clinical Study, making motion preservation a reality for more patients.

●	We held our number one position in vertebral body tethering and celebrated over 2,000 children with scoliosis being treated with The Tether™ Vertebral Body Tethering System.
●

We expanded our partnership with Brainlab, a pioneer in the development of digital medical technology, to include co-marketing and we received FDA clearance for the Vital™ Spinal Fixation System compatibility with Brainlab Spine & Trauma Navigation.

●	We paid all 2024 debt principal payments in advance as part of our ongoing initiative to reduce leverage, enabled by improvements in cash collections and reductions in inventory.
●	We advanced our Environmental, Social and Governance (ESG) strategy through a number of global initiatives, reaffirming our commitment to being a responsible and accountable employer and business.

Most significantly, we advanced our transformational plans to become a pure-play Dental company. On December 15, 2023, we entered into a definitive agreement to sell our spine business to an affiliate of H.I.G. Capital for $375 million in total consideration, comprised of $315 million in cash, subject to certain customary adjustments as set forth in the agreement, and $60 million in the form of a promissory note that will accrue interest at a rate of 10% per annum, compounded semi-annually, payable in kind. The transaction is expected to close in the first half of 2024, subject to the satisfaction or waiver of certain closing conditions, including receipt of required regulatory approvals. We are confident about the value this will deliver to our customers and to you, our shareholders.

EXECUTIVE COMPENSATION

KEY EXECUTIVE COMPENSATION PROGRAM PRACTICES

The committee has designed our executive compensation program and practices to align executives’ financial interests with those of our shareholders. Following is a description of key program features and practices that illustrate this alignment:

✓	Pay for performance. A significant percentage of our NEOs’ total target direct compensation, 82.6% for our CEO in 2023, is at-risk and/or variable with performance, including stock price performance.

✓	Emphasis on long-term equity incentives. We emphasize alignment between the interests of our NEOs and shareholders by significantly weighting NEOs’ compensation toward long-term equity awards.

✓

Clawback of incentive compensation. Incentive-based compensation of executive officers under cash and equity incentive plans is subject to clawback in the event of financial restatements. In addition, equity awards are subject to clawback in the event an employee engages in conduct deemed detrimental to the interests of the company, including the breach of restrictive covenants or the violation of our Code of Business Conduct and Ethics or other policies, procedures or standards.

✓

Robust stock ownership guidelines. We require executives to hold equity with a value equal to a multiple of five times salary for our CEO, three times salary for our CFO, and two times salary for each other NEO. 100% of net after-tax shares received upon vesting or exercise of awards must be retained until an executive meets the required ownership level.

✓

Non-competition agreement required for equity award eligibility. We require all team members to sign a non-competition agreement as a condition of receiving an equity award. The award is subject to clawback if the agreement is breached.

✓	Policy prohibiting hedging, pledging and short sales. We prohibit directors, officers and certain other team members from engaging in short sales of our stock, trading in instruments designed to hedge against price declines in our stock, holding our stock in margin accounts or pledging our stock as collateral for loans or other obligations.

✓	No repricing or exchange of underwater stock options. Our equity incentive plan prohibits repricing or exchange of underwater stock options without shareholder approval.

✓	No employment contracts. We employ our NEOs on an “at will” basis with no employment contracts.

✓

Double trigger change in control benefits. We require a double trigger for change in control severance benefits and equity awards; that is, cash severance will not be paid, and the vesting of equity awards will not be accelerated, except in the event of a qualifying termination of employment in connection with a change in control.

✓	No excise tax gross-ups. We have no gross-up provisions in change in control severance agreements.

✓	Limited perquisites. We do not provide significant perquisites to our NEOs.

✓	Maximum payout caps. We place caps on maximum payouts under our executive annual incentive plan and on the number of shares that may be earned under our performance-based equity awards.

✓

Annual shareholder “say on pay” vote and ongoing shareholder engagement. We regularly engage with our shareholders to remain well-informed regarding their perspectives on current issues and to address any questions or concerns.

✓	Independent advisor to the committee. The committee regularly consults with an independent compensation advisor.

EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND ELEMENTS

Our Executive Compensation Philosophy

Our executive compensation program is designed to achieve the following fundamental objectives:

●	attract, retain and motivate a highly qualified and effective senior leadership team;
●	focus executives’ attention on specific financial, operational and strategic objectives;
●	create a direct relationship between pay and performance;
●	align executives’ interests with the long-term interests of our shareholders;
●	recognize company and individual performance; and
●	reflect the value of each executive’s position in the market and within the company.

To accomplish these objectives, the committee annually reviews and approves our executive compensation program components and target compensation levels, as well as specific performance metrics and targets, payout ranges and actual payouts.

The committee establishes target compensation for our NEOs consistent, to the extent possible, with comparable positions in our peer group. The committee targets total direct compensation (including base salary, target annual cash incentive opportunities and target long-term equity-based incentives) at market competitive levels. Target compensation for individual executives may vary based on a variety of factors, such as experience and time in the position, the nature of the executive’s responsibilities, criticality of the role and difficulty of replacement, internal equity, retention concerns, individual performance and expected future contributions, readiness for promotion to a higher level, and, in the case of externally recruited executives, compensation earned at a prior employer.

The committee gives specific consideration to the weighting of fixed and at-risk components of pay relative to the peer group. The committee seeks to provide a total pay opportunity that is competitive with our closest peer group and industry competitors, but which also places a greater emphasis on at-risk equity-based compensation.

Elements of Executive Compensation – 2023

The following table describes the elements of target direct compensation for 2023. Our compensation program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual incentive and LTI opportunities. We also offer retirement plans and benefits that are generally available to all team members, and we provide a limited range of perquisites.

EXECUTIVE COMPENSATION

Element and Key Characteristics	Objectives
Base Salary
● Fixed compensation component; payable in cash ● Reviewed annually and adjusted when appropriate ● 2023 NEO increases: 0% – 19%	● Provide a base level of competitive cash compensation ● Attract and retain executive talent ● Reflect market factors, as well as individual experience, performance, and level of responsibility
Annual Cash Incentive Opportunity

●  Variable compensation component payable in cash based on performance against established goals and assessment of individual performance

●  Target awards are based on a percentage of base salary

●  Tied to financial goals in 2023 to drive total company performance, subject to downward adjustment based on cultural goals and individual performance

●  Payouts for 2023 could range between 0% and 150% of target

●  2023 NEO payouts: 50.3% of target for Messrs. Jamali and Heppenstall and Ms. Kidwell; 51.1% of target for Ms. Whitney; and 36.1% of target for Mr. Kanaglekar

●  Motivate and reward executives for achievement of key financial measures, cultural goals, and individual objectives

●  Drive specific behaviors that foster short-term and long-term growth, profitability, operating efficiency, and ZimVie’s culture

Annual LTI Award: Restricted Stock Units (“RSUs”) (50% of 2023 annual equity award)
● RSUs vest ratably over three years

●  Motivate NEOs to drive the long-term performance of the company; equity value is tied directly to stock price performance

●  Align NEOs’ interests with long-term shareholder value; shares received upon vesting are subject to retention requirements under stock ownership guidelines

●  Attract and retain executive talent

Annual LTI Award: Performance-Based RSUs (“PRSUs”) (50% of 2023 annual equity award)

●  Three-year performance period for 2023 awards:

●   60% based on three-year cumulative constant currency third-party net sales

●   40% based on three-year cumulative adjusted EBITDA margin

●  Maximum payout of 150% of target

●  Earned units vest on the third anniversary of the grant date

●  Motivate NEOs to drive multi-year performance objectives that enhance shareholder value

●  Align NEOs’ interests with long-term shareholder value; shares received upon vesting are subject to retention requirements under stock ownership guidelines

●  Attract and retain executive talent

EXECUTIVE COMPENSATION

COMPENSATION MIX

Our NEOs’ total direct compensation is heavily weighted toward variable compensation elements, meaning actual amounts earned will vary as a result of company and individual performance. We emphasize performance-based compensation that appropriately rewards executives for delivering results that meet or exceed multiple pre-established goals, with metrics and targets selected because they are directly linked to our strategic goals.

As executives assume greater responsibilities, more of their pay is contingent on company performance. With respect to 2023, 82.6% of our CEO’s total target direct compensation was variable and tied to our annual and long-term performance, including stock price performance.

2023 Total Target Direct Compensation
	Base Salary	Annual Cash Incentives	PRSUs (Grant Date Fair Value)	RSUs (Grant Date Fair Value)
CEO	17.4%	17.4%	32.6%	32.6%
Other NEOs (Average)	30.6%	18.0%	25.7%	25.7%

2023 CEO Direct Compensation(1)	2023 Other NEOs Average Direct Compensation(1)

(1)	Percentages calculated based on 2023 total target direct compensation

BASE SALARY

In February 2023, the committee approved the 2023 annual base salaries for our NEOs. Consistent with management’s recommendation, the committee did not increase the 2023 annual base salaries for any of our NEOs except Ms. Kidwell. The committee increased Ms. Kidwell’s base salary by 19.3% in connection with her appointment as Chief Human Resources Officer (“CHRO”) in recognition of the additional duties and responsibilities she assumed by taking on the CHRO role in January 2023 in addition to her existing responsibilities as Senior Vice President, Chief Legal and Compliance Officer and Corporate Secretary.

2023 Base Salary Adjustments
NEO	2022 (Post-Spinoff) Base Salary ($)	2023 Base Salary ($)	Increase (%)
Vafa Jamali	800,000	800,000	0.0
Richard Heppenstall	454,500	454,500	0.0
Rebecca Whitney	412,000	412,000	0.0
Indraneel Kanaglekar	360,500	360,500	0.0
Heather Kidwell	360,400	430,000	19.3

EXECUTIVE COMPENSATION

CASH INCENTIVES

Executive Annual Incentive Plan

In determining the target awards for our NEOs under our executive annual incentive plan (“EAIP”) for 2023, the committee reviewed the NEOs’ job responsibilities (including Ms. Kidwell’s increased responsibilities as CHRO), market data based on peer group benchmarking, internal equity, and certain other factors. After considering these factors, the committee approved the following EAIP target opportunities for 2023:

EAIP Target Opportunities
NEO	2023 EAIP Target Opportunity (as a percentage of base salary) (%)	Percentage increase from 2022 EAIP Target Opportunity (%)
Vafa Jamali	100	0.0
Richard Heppenstall	80	0.0
Rebecca Whitney	60	0.0
Indraneel Kanaglekar	60	0.0
Heather Kidwell	55	10.0

The committee established financial and cultural goals by which to assess our 2023 performance for purposes of awards under the EAIP. The financial goals accounted for 100% of the target award opportunity for each NEO. The payout determined based on achievement of the financial goals could then be adjusted downward (but not upward) based on achievement of cultural goals and assessments of individual performance tied to functional as well as company goals.

With respect to the financial goals, the committee selected three financial performance measures. The below table shows the selected financial performance measures, their respective weightings, and the rationale for their selection.

2023 EAIP Financial Performance Measures
Performance Measure	Weighting	Rationale
Constant currency third-party net sales	40%	The committee used constant currency third-party net sales because it measures our ability to innovate and compete in the global marketplace, it focuses NEOs on top-line sales growth, it is one of the primary bases on which we set performance expectations for the year, it is a widely used measure of overall company performance, and the committee believes it is highly correlated to shareholder return. It is also a measure with respect to which we generally provide financial guidance to the investment community. Constant currency third-party net sales is a non-GAAP financial measure.*
Adjusted constant currency earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”)	40%	The committee used adjusted EBITDA because it is one of the primary bases on which we set performance expectations for the year, it is consistent with how we provide earnings guidance and report our operating results to the investment community, it is a widely used measure of overall company performance, and the committee believes it is highly correlated to shareholder return. Adjusted EBITDA is a non-GAAP financial measure.*
Bonus constant currency cash flow metric (“cash flow metric”)	20%	The committee used our cash flow metric because it recognizes the importance of the efficient use of cash on our ability to pay down the debt we incurred in connection with the spinoff (to pay a dividend to Zimmer Biomet) and to fund investments in our business. Our cash flow metric is a non-GAAP financial measure.*

*

See footnotes (3), (4), and (5) to the “2023 EAIP Financial Performance Measures—Targets, Actual Achievement, and Weighted Payout” table below and Appendix A for a discussion of our non-GAAP financial measures and reconciliations of those measures to the most directly comparable financial measures determined in accordance with U.S. generally accepted accounting principles (“GAAP”).

EXECUTIVE COMPENSATION

The committee believes that together, these measures provide a balanced set of performance targets that focus on growth, profitability, and operating efficiency.

The committee set corporate performance metrics based on total company results for Messrs. Jamali and Heppenstall and Ms. Kidwell. With respect to Ms. Whitney, the committee set performance metrics based on a blend of 75% on the results of the spine products segment and 25% on total company results. With respect to Mr. Kanaglekar, the committee set performance metrics based on a blend of 75% on the results of the dental products segment and 25% on total company results. The committee believes this approach more closely aligns those executives’ pay with the performance of the portfolios for which they are primarily responsible.

The payout curves applied to these performance measures are shown below:

2023 EAIP Financial Performance Measures – Payout Curves
Constant Currency Third-Party Net Sales		Adjusted EBITDA		Cash Flow Metric
Achievement Percentage	Payout (% of Target)	Achievement Percentage	Payout (% of Target)	Achievement Percentage	Payout (% of Target)
110%+	150%	120%+	150%	120%+	150%
100%	100%	100%	100%	100%	100%
85%	25%	85%	25%	85%	25%
Less than 85%	0%	Less than 85%	0%	Less than 85%	0%

The annual performance measures, targets, our actual performance against the targets, and the resulting achievement and payout percentages for 2023 are shown in the below table.

2023 EAIP Financial Performance Measures – Targets, Actual Achievement, and Weighted Payout

	($ in millions)		Achievement(1)(2) (%)	Weight (%)	Weighted Payout(1)(2) (%)
	Target	Actual
Performance and Payout Percentages	($)	($)
Total Company – Messrs. Jamali and Heppenstall and Ms. Kidwell (100%); Mr. Kanaglekar and Ms. Whitney (25%)
Constant currency third-party net sales(3)	896	858	95.74	40	31.5
Adjusted EBITDA(4)	137	122	89.41	40	18.8
Cash flow metric(5)	73	56	77.40	20	0.0
Company total weighted payout						50.3
Spine Products Segment – Ms. Whitney (75%)
Constant currency third-party net sales(3)	348	332	95.38	40	30.8
Adjusted EBITDA(4)	61	50	82.44	40	0.0
Cash flow metric(5)	71	72	101.2	20	20.5
Unit weighted payout					51.3
At overall 75% weight						38.5
Company total weighted payout					50.3
At overall 25% weight						12.6
Total weighted payout for Ms. Whitney						51.1
Dental Products Segment – Mr. Kanaglekar (75%)
Constant currency third-party net sales(3)	471	451	95.70	40	31.3
Adjusted EBITDA(4)	117	98	84.09	40	0.0
Cash flow metric(5)	103	87	84.50	20	0.0
Unit weighted payout					31.3
At overall 75% weight						23.5
Company total weighted payout					50.3
At overall 25% weight						12.6
Total weighted payout for Mr. Kanaglekar						36.1

EXECUTIVE COMPENSATION

(1)

Achievement percentages, weighted payout percentages, and total weighted payout percentages are computed from the underlying whole numbers rather than the rounded numbers presented in this table and, therefore, the percentages and totals may not correspond exactly to the rounded numbers.

(2)

The achievement percentage for each performance measure was applied to the relevant payout curve (set forth above) to determine the payout percentage for that measure. The resulting payout percentages were then weighted and summed.

(3)

When measuring actual performance against the target for third-party net sales, the committee made adjustments to eliminate the impact of fluctuations in foreign currency exchange rates during the year, whether positive or negative, compared to the rates that were budgeted when the targets were set. The committee eliminated the impact of foreign currency translation so that only our underlying performance is measured; the committee does not believe it is desirable to either reward or penalize executives based on the impact of foreign currency swings. These adjustments result in “constant currency” third-party net sales, which is a non-GAAP financial measure. See Appendix A for a reconciliation of reported third-party net sales to constant currency third-party net sales.

(4)

The performance measure adjusted EBITDA under the 2023 EAIP provided for certain non-GAAP adjustments so that the performance measure would more consistently reflect underlying business operations than the comparable GAAP measure and would be consistent with the measure management uses when evaluating the performance of the business internally, as well as with how management generally provides earnings guidance and reports the company’s operating results to the investment community. The committee believes adjusted metrics allow us to connect pay and operational performance more effectively and are more aligned with how shareholders expect the company and our peers to measure performance. The goal of adjusting metrics from GAAP requirements is to provide meaningful incremental information that allows investors to make period-to-period comparisons that are not impacted by certain items that can cause dramatic changes in reported income but that do not impact the fundamentals of our operations. The committee believes that adjusted metrics are therefore often the most appropriate metrics to use when incentivizing executives to make decisions that are aligned with the long-term interests of shareholders. While GAAP provides accounting uniformity across companies, GAAP requires the inclusion of items that may not be reflective of our core operations. In the case of adjusted EBITDA for purposes of the 2023 EAIP, we adjust net income (loss) as detailed in the reconciliation provided in Appendix A.

The committee believes using adjusted metrics is important when setting performance targets. Using only GAAP metrics could result in performance targets that incorporate certain items outside of a management team’s control and reduce comparability and could also result in performance targets that are misaligned with the long-term interests of the company and shareholders. We believe our shareholders recognize that adjusted metrics are indicators of core operational performance. We also understand that our shareholders commonly make adjustments to inform their own views of historical and future expectations for underlying operational performance. Our disclosures showing our adjustments to GAAP earnings help guide shareholders’ own evaluation of the company’s performance. Many companies disclose non-GAAP metrics when reporting financial results, which we believe is reflective of shareholders’ interest in, and understanding of, both GAAP and non-GAAP results.

We provide thorough disclosure of the adjustments made to our GAAP financials. Shareholders are therefore able to see the adjustments we make for the purposes of their analysis. However, the committee does not believe that GAAP metrics are as appropriate for purposes of our compensation program, as it believes adjusted results better reflect core operating results.

See Appendix A for details on each adjustment as well as a reconciliation of net income (loss) to adjusted EBITDA.

(5)

Our cash flow metric is determined by adjusting adjusted EBITDA as detailed in the reconciliation provided in Appendix A. The committee believes these adjustments result in a cash flow metric that more closely tracks the efficient use of cash. See Appendix A for a reconciliation of adjusted EBITDA to our cash flow metric.

Cultural Goals

Once the potential payout amounts under the EAIP were computed based on our financial performance as described above, the committee considered the achievement of the following cultural goals that had been established for the NEOs for 2023:

●	Demonstrate expected behaviors based on ZimVie values (Curiosity, Authenticity, Accountability, and a Growth Mindset)
●	Ensure 85%+ of all hiring slates include a diverse candidate
●	Engage in career opportunity discussions with direct reports at least twice annually
●	Document retention / development / succession plans for critical direct reports and for high potential team members at the level below
●	Increase the employee engagement survey score related to Communication / Connectivity

EXECUTIVE COMPENSATION

●	Complete an equity review within the NEO’s business / function (program, policies, total rewards, promotions)

After reviewing the progress made in 2023 with respect to these cultural goals, the committee determined that the goals were fully achieved for 2023; as such, the committee did not adjust downward the payout associated with achievement of the financial goals set forth above.

Individual Performance

After considering achievement of the financial and cultural goals as described above, the committee considered each NEO’s individual performance during 2023 to determine the actual cash incentive payment amounts.

The committee considered each NEO’s achievement of established goals and objectives, his or her contributions to our performance and other leadership attributes and accomplishments. The goals set for each NEO for 2023 included goals pertaining to, among other areas, corporate strategy; growth drivers; new product launches; and corporate compliance and regulatory compliance, including product quality and safety.

Based on its assessment of individual performance in relation to those goals, the committee did not adjust downward the payout associated with the achievement of the financial goals set forth above.

2023 EAIP Payouts

Set forth below are the payouts to our NEOs under the EAIP for 2023 based on achievement of financial, cultural, and individual goals as described above.

	2023 EAIP Payouts
	Opportunity		Actual Payment
NEO	(as a % of Base Salary) (%)	(at Target Performance) ($)	(as a % of Target Opportunity) (%)	($)
Vafa Jamali	100	800,000	50.3	402,400
Richard Heppenstall	80	363,600	50.3	182,891
Rebecca Whitney	60	247,200	51.1	126,319
Indraneel Kanaglekar	60	216,300	36.1	78,084
Heather Kidwell	55	235,028	50.3	118,219

EQUITY INCENTIVES

Equity incentives are the most significant component of each NEO’s compensation package. The committee believes the emphasis on equity awards is appropriate, as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of shareholders.

EXECUTIVE COMPENSATION

In 2023, our first full year as an independent public company, the committee awarded the following long-term equity incentives, as discussed more fully below:

●	50% of the award value was an annual grant of RSUs to each of our NEOs (and other eligible team members); and
●	50% of the award value was an annual grant of PRSUs to each of our NEOs (and other eligible team members).

Annual Equity Awards

Equity Grant Value Determination

In determining target grant values for the 2023 annual grant of long-term equity-based awards, the committee reviewed market data based on peer group benchmarking in order to determine grant levels that would be competitive with the market. The committee also took into consideration other factors, including the target annual grant value awarded to each NEO in 2022 (which had been determined by Zimmer Biomet, consistent with the offer letters each of our NEOs executed with Zimmer Biomet in 2021); each NEO’s 2022 performance, including the NEO’s contribution to our 2022 performance; the committee’s expectations of each NEO’s future contributions to the company; each NEO’s job responsibilities (including Ms. Kidwell’s increased responsibilities as CHRO); internal equity; external market conditions; shares available to be granted; potential shareholder dilution; and the expense associated with stock-based compensation. After considering these factors, the committee approved awards with the following target grant date fair values in May 2023:

2023 Annual Equity Awards
NEO	Grant Date Fair Value of Target 2023 Annual LTI Award ($)	Percentage Increase from Grant Date Fair Value of Target 2022 Annual LTI Award (%)
Vafa Jamali	3,000,002	0.0
Richard Heppenstall	1,000,015	0.0
Rebecca Whitney	600,009	0.0
Indraneel Kanaglekar	680,002	13.3
Heather Kidwell	500,007	25.0

The committee considered these target grant date fair values in connection with its determination of each NEO’s total compensation for 2023.

Equity Award Types

The 2023 annual equity awards granted to the NEOs included an equal mix (based on grant date fair value) of RSUs that vest ratably over three years and PRSUs with a three-year performance period.

PRSU Design

The PRSUs granted in 2023 measure performance based 60% on three-year cumulative constant currency third-party net sales and 40% on three-year cumulative adjusted EBITDA margin, metrics that the committee believes directly relate to shareholder value creation. The maximum payout is 150% of target and the threshold payout is 50% of target. Earned units vest on the third anniversary of the grant date. We generally do not disclose forward-looking goals for our multi-year incentive programs, because we do not provide forward-looking guidance to our investors with respect to multi-year periods and it is competitively sensitive

EXECUTIVE COMPENSATION

information. We intend to disclose multi-year performance goals in full after the close of the applicable performance period.

●

Constant currency third-party net sales* was selected by the committee because it measures our ability to innovate and compete in the global marketplace, it focuses NEOs on top-line sales growth, it is one of the primary bases on which we set performance expectations for the year, it is a widely used measure of overall company performance, and the committee believes it is highly correlated to shareholder return. It is also a measure with respect to which we generally provide financial guidance to the investment community.

●

Adjusted EBITDA margin* was selected by the committee because it measures our ability to drive improved performance through both revenue growth and expense management, it focuses NEOs on business profitability as well as top-line growth, it is a widely used measure of overall company performance, it is one of the primary bases on which we set performance expectations for the year, and the committee believes it is highly correlated to shareholder return. It is also a measure with respect to which we generally provide financial guidance to the investment community.

*

Constant currency third-party net sales and adjusted EBITDA margin are non-GAAP financial measures. Adjusted EBITDA margin is adjusted EBITDA divided by third-party net sales. See footnotes 3 and 4 to the “2023 EAIP Financial Performance Measures—Targets, Actual Achievement, and Weighted Payout” table above for a discussion of constant currency third-party net sales and adjusted EBITDA and their associated adjustments.

2022 Founders’ Grants

As previously disclosed, to recognize the significant event that ZimVie’s spinoff into a new public company represented, in 2022, the committee awarded Founders’ grants in the form of RSUs to executives and other team members, which grants were scheduled to vest in 2025. Following our announcement in December 2023 of our entry into a definitive agreement to sell our spine business, the committee considered the impact of such announcement on our team members holding the Founders’ grants. The committee considered that team members who would convey to the buyer as part of the transaction in 2024 or whose employment would be terminated without cause in 2024 as part of the anticipated reorganization that ZimVie intends to undertake in connection with the transaction, would forfeit the grant (along with all other unvested equity awards). The committee further considered that, under the terms of the definitive agreement to sell our spine business, the committee could accelerate the vesting of the Founders’ grants for the team members who would convey in the transaction without the consent of the buyer only if it accelerated the vesting for all team members holding the grant. Based on these and certain other considerations, the committee determined it was appropriate to ensure that all team members holding the Founders’ grant, regardless of their future with ZimVie, were rewarded for their efforts beginning with the spinoff of ZimVie into a new public company through the announcement of the definitive agreement to sell the spine business. Accordingly, the committee accelerated the vesting of all of the Founders’ grants to December 28, 2023.

OTHER COMPENSATION

Employment and Change in Control Severance Agreements

We do not have employment agreements with our NEOs; however, we have entered into change in control severance agreements with them. These agreements are intended to maintain continuity of management, particularly in the context of a transaction in which we undergo a change in control.

EXECUTIVE COMPENSATION

These agreements are “double triggered,” which means that an executive is only entitled to severance payments if:

●	we experience a change in control as defined in the agreement; and

●	the executive’s employment is terminated in a qualifying termination.

The committee believes that it is appropriate to provide the NEOs with the specified severance in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their compensation, authority or responsibilities. These agreements contain no excise tax gross-up provisions. See “Change in Control Severance Arrangements” in the narrative discussion following the Potential Payments upon Termination of Employment table for a more detailed description of the material terms of these agreements.

Severance Benefits (Unrelated to a Change in Control)

We maintain an Executive Severance Plan applicable to certain members of our executive leadership team, which currently consists of our executive officers and certain other members of senior management. Under the plan, following a termination by us of a participant’s employment, unless his or her employment is terminated for misconduct or any of the other reasons specified in the plan, a participant will be eligible to receive a lump-sum severance amount equal to two times (for Mr. Jamali) or one times (for other participants) the sum of (1) his or her annualized base salary in effect when the termination occurs and (2) his or her target annual bonus amount in effect when the termination occurs.

In addition, if a participant’s employment is terminated on or after January 1 but prior to the payment date for bonuses related to the previous calendar year under the EAIP, and the participant was eligible to participate in the EAIP immediately prior to the separation and is entitled to severance benefits under the Executive Severance Plan, the participant’s severance benefit will be increased by the value of the bonus he or she would have received under the EAIP, if any, had he or she remained employed on the payment date.

Participants eligible to receive severance benefits under the Executive Severance Plan and who are eligible to elect COBRA will also be eligible to receive a lump-sum amount equal to the then-current monthly COBRA premium (for medical and dental insurance only) in effect the day prior to the separation date, multiplied by 24 for Mr. Jamali and by 12 for other participants. Eligible participants will also be offered outplacement services with a value not to exceed $25,000, or an equivalent cash benefit in the plan administrator’s discretion.

Similar to our broad-based severance plan, to receive benefits under the Executive Severance Plan, a participant must sign a general release of claims and continue to be bound by the terms of his or her non-competition agreement with us. If a participant violates or breaches any term of the plan or the general release or any restrictive covenant agreement with us, or if facts are later disclosed or discovered that could have supported the participant’s termination for cause and would have rendered the participant ineligible to receive severance benefits under the plan, then the participant will forfeit any and all rights to benefits under the plan and, to the extent benefits have already been paid, must repay the full amount within 15 days of written notice from us.

Retirement Benefits

During 2023, NEOs were eligible to participate in the following plans:

●	our 401(k) plan; and

●	our deferred compensation plan (“DCP”).

We established the 401(k) plan and the DCP in connection with the spinoff to maintain levels of benefits consistent with those of our former parent company. The DCP provides executives with the opportunity to defer each year, on a pre-tax basis, up to 50% of base salary and up to 95% of annual incentive awards.

EXECUTIVE COMPENSATION

We offer retirement benefit plans in an effort to remain competitive with market practices, retain talented team members, assist team members in preparing for retirement, provide income to team members following retirement and, in the case of the DCP, provide benefits to eligible team members that are comparable, as a percentage of compensation, to benefits provided to team members whose compensation is not subject to limits under U.S. law. We believe that the total retirement benefits we provide are comparable to the retirement benefits provided by other life sciences companies. Additionally, the cost of providing retirement benefits generally affects decisions regarding the types and amounts of other compensation and benefits that we may offer our team member population as a whole, but the provision of, or an NEO’s accumulated benefit under, our retirement plans generally does not affect decisions regarding the types or amounts of other compensation paid to that NEO in a given year. Our DCP is discussed in greater detail in the narrative following the Nonqualified Deferred Compensation in 2023 table.

Disability Compensation

NEOs may participate in our Supplemental Individual Disability Insurance Plan. This plan is funded from our general assets, long-term disability insurance and individual disability insurance policies for which we pay. The plan provides disability benefits, as a percentage of total compensation, that are comparable to benefits provided to team members whose compensation is not limited for purposes of determining benefits payable under our base long-term disability insurance plan.

Perquisites

We provide executives with a limited range of perquisites or other benefits not generally available to all salaried team members. For 2023, these included the DCP and the Supplemental Individual Disability Insurance Plan discussed above.

THE COMMITTEE’S PROCESSES AND ANALYSES

Role of Committee and Input from Management. The committee is responsible for determining our executive compensation strategies, structure, policies and programs and specifically approves compensation actions relating to our NEOs. It does so with the goals of motivating our NEOs to achieve our strategic business goals and objectives and enhance long-term shareholder value. The committee considers the interests of shareholders and overall company performance in establishing compensation for our NEOs. The committee references national surveys and publicly available executive officer compensation data for similar companies and uses those as reference points when making compensation decisions with respect to our NEOs.

When setting compensation for our executives, the committee receives input from management and from Aon, the committee’s executive compensation consulting firm. Management assists the committee in establishing NEO compensation by providing information on company and individual performance, market data, and business needs, strategy and objectives. The committee also considers our CEO’s recommendations regarding adjustments to NEO compensation (other than his own, with respect to which he is not present for discussions, recommendations, or determinations).

The committee (which is made up of all independent members of the Board) reviews our CEO’s performance and determines his compensation, taking into consideration his achievement of specified goals and objectives and the company’s performance. The committee receives input and recommendations with respect to our CEO’s compensation from Aon.

The committee also reviews and approves actions related to other aspects of compensation that affect team members below the senior executive level, including compensation philosophy, annual incentive plan design and performance goals, equity award design and performance goals, equity value ranges and share pools.

EXECUTIVE COMPENSATION

Use of Peer Group Data. The committee reviews compensation data for a peer group of publicly traded companies, including other life sciences companies and companies with whom we compete for business and for executive talent, as a market reference point for executive compensation levels, equity usage and incentive plan design, industry trend analysis, and for performance comparisons. The peer group data is one of several inputs the committee considers when making compensation determinations.

In determining potential peer companies, the committee, with assistance from its consultant, generally looked for companies within the same or similar industries with revenues reasonably comparable to those of the company and market capitalizations within the range of then-current projections for the company. At the time compensation recommendations were developed and decisions were made relating to 2023 compensation, the following 18 companies made up the peer group:

Accuray Incorporated
Avanos Medical, Inc.
Bioventus Inc.
CONMED Corporation
Envista Holdings Corporation
Globus Medical, Inc.
Haemonetics Corporation
ICU Medical, Inc.
Integer Holdings Corporation
Integra LifeSciences Holdings Corporation
LivaNova PLC
Merit Medical Systems, Inc.
Natus Medical Incorporated
Nevro Corp.
NuVasive, Inc.
Orthofix Medical Inc.
Penumbra, Inc.
Varex Imaging Corporation

The committee routinely reviews the continuing relevancy of the companies in the peer group and makes changes as circumstances warrant. In September 2023, the committee reviewed the existing peer group and potential changes to the peer group with the assistance of Aon. As part of its review, the committee considered business focus, market capitalization, revenues, the public availability of compensation and financial performance information, and competition for executive talent. After considering these factors, the committee made the following changes to the peer group:

●	added Alphatec Holdings, Inc., Embecta Corp., and Inogen, Inc.; and

●	removed Accuray Incorporated, Natus Medical Incorporated, and Penumbra, Inc.

Role of Compensation Consultant. In 2023, the committee engaged the services of Aon to provide advice and guidance to the committee, including with respect to review of the peer group, changes to compensation levels, the design of incentive plans, the setting of performance goals, and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, the consultant attends committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices, and produces the comparative information derived from peer group and published survey data that the committee reviews when setting compensation. The committee has reviewed applicable factors and determined that the work of Aon has not raised any conflicts of interest.

EXECUTIVE COMPENSATION

GOVERNANCE FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Equity Incentive Grant Practices

In general, the committee expects to approve annual equity-based awards to NEOs at approximately the same time each year, in March, following the filing of our Annual Report on Form 10-K for the prior year and once the operating plan for the current year has been approved. In 2023, the committee established a grant date in May for annual equity grants to all eligible team members, following the 2023 annual meeting at which shareholders approved amendments to the 2022 Stock Incentive Plan, including an increase in the number of shares available for issuance under the plan.

In general, the committee approves target grant values for equity awards to NEOs and other eligible team members prior to the grant date. On the grant date, those values are converted to a number of stock options, RSUs, or PRSUs, as applicable, based on:

●	the average of the high and the low selling prices of our common stock on the grant date; and/or

●	the same valuation methodology we use to determine the accounting expense of the grants under ASC 718.

In 2023, the committee delegated authority to our CEO to grant a limited number of off-cycle awards to non-executive level team members for purposes of attracting new team members, retaining key team members, providing special recognition, and otherwise as the CEO may determine in his discretion to reward team member performance. The CEO made no such awards in 2023.

Executive Stock Ownership Guidelines

Our NEOs must meet stock ownership guidelines set by the committee, as shown in the table below. The committee oversees compliance with these guidelines and periodically reviews the guidelines.

Executive Stock Ownership Guidelines
Level	Value of Shares or Units to be Owned as a Multiple of Base Salary
CEO	5x
CFO	3x
Other NEOs	2x

NEOs have a period of five years to reach the guideline level of ownership. The committee counts the value of long shares and time-based RSUs toward these guidelines. The committee does not count the value of unearned PRSUs or stock options, whether vested or unvested, toward these guidelines. NEOs must hold 100% of shares acquired through option exercises or vesting of RSUs or PRSUs (other than to pay option exercise costs and/or cover any required tax withholding obligation) until the minimum ownership requirements have been met. All NEOs are in compliance with the guidelines or are within the time period prior to required compliance. We have approved procedures by which every executive officer must obtain clearance prior to selling any shares of our common stock, in part to ensure no executive falls out of compliance with the guidelines.

EXECUTIVE COMPENSATION

Compensation Recovery (Clawback) Policy

In order to further align management’s interests with the interests of shareholders, to support good governance practices, and to comply with Nasdaq listing rules, the company maintains a robust compensation recovery policy (commonly known as a clawback policy) applicable to all incentive-based compensation received by our Section 16 officers. In accordance with the policy, in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the committee will determine the excess of the amount of incentive-based compensation received by Section 16 officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. The company will provide each such officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the policy provides that the company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq listing standards.

In addition to the above-described compensation recovery policy, our equity incentive plan and related award agreements contain provisions that permit the committee, in its discretion, to require a participant to forfeit his or her right to any unvested portion of an award and, to the extent that any portion of an award has previously vested, to return to us the shares of common stock covered by the award or any cash proceeds the participant received upon the sale of such shares, in the event that the participant engages in activity that is deemed detrimental to our interests, including, but not limited to, breach of restrictive covenants or violations of our Code of Business Conduct and Ethics or other policies, procedures or standards.

Prohibition on Hedging and Pledging

Our Stock Trading Policy prohibits all members of our Board, all executive officers, all team members at or above a director level and certain other designated team members (as well as such individuals’ family members, others living in their home and any entities that such individuals influence or control) from the following:

●

purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of ZimVie securities that such person holds, directly or indirectly, whether or not the ZimVie securities were acquired as part of his or her compensation;

●	engaging in short sales of ZimVie securities; and

●	holding ZimVie securities in a margin account or otherwise pledging ZimVie securities as collateral for a loan.

The prohibition on hedging included in our Stock Trading Policy does not preclude covered persons from engaging in general portfolio diversification or investing in broad-based index funds.

EXECUTIVE COMPENSATION

Tax Deductibility of Executive Compensation

The committee views the tax deductibility of compensation as one of many factors to be considered in the design of our executive compensation program. Section 162(m) of the Internal Revenue Code (the “Code”) limits our ability to deduct for U.S. tax purposes compensation in excess of $1.0 million that is paid to certain executive officers. In determining the compensation paid or awarded to our NEOs, the committee seeks to achieve the objectives of our compensation program, including attracting, retaining, motivating and sustaining high performing executive talent and incentivizing the achievement of both short-and long-term results through the alignment of rigorous performance goals and pay. In structuring our compensation program in a manner consistent with these objectives, the committee may approve compensation that is not fully deductible for U.S. tax purposes if the committee believes it will contribute to the achievement of our business objectives and is in our best interests and the best interests of our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors consists of the five directors named below, each of whom meets the independence standards of the Board’s Corporate Governance Guidelines, Nasdaq listing standards, and applicable securities laws.

We reviewed and discussed with management the Compensation Discussion and Analysis that precedes this report. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in ZimVie’s Annual Report on Form 10-K for the year ended December 31, 2023 and this proxy statement.

Compensation Committee

Sally Crawford, Chair

Vinit Asar

David King

Richard Kuntz, M.D., M.Sc.

Karen Matusinec

EXECUTIVE COMPENSATION

2023 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to or earned by our NEOs for the years ended December 31, 2023, 2022 and 2021. Amounts for 2021 and the first two months of 2022, prior to the spinoff, represent compensation paid to our NEOs by Zimmer Biomet.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Vafa Jamali President and CEO	2023	800,000	—	3,000,002	—	402,400	—	24,542	4,226,944
	2022	773,462	—	6,000,035	3,000,019	556,892	—	80,805	10,411,213
	2021	605,769	990,673	3,250,210	3,250,058	—	—	17,287	8,113,997
Richard Heppenstall EVP, CFO and Treasurer	2023	454,500	—	1,000,015	—	182,891	—	27,980	1,665,386
	2022	453,462	—	1,500,021	500,012	261,194	—	35,169	2,749,858
	2021	129,808	200,000	500,038	500,003	94,591	—	6,231	1,430,671
Rebecca Whitney SVP, President – Global Spine	2023	412,000	—	600,009	—	126,319	—	37,776	1,176,104
	2022	409,231	—	900,027	300,012	176,788	—	36,955	1,823,013
	2021	383,836	163,104	170,137	170,020	—	—	33,699	920,796
Indraneel Kanaglekar SVP, President – Global Dental	2023	360,500	—	680,002	—	78,084	—	21,152	1,139,738
	2022	358,077	—	900,027	300,012	154,689	—	21,734	1,734,539
	2021	316,587	—	166,296	166,065	214,682	—	15,494	879,124
Heather Kidwell SVP, Chief Legal, Compliance, and HR Officer and Corporate Secretary	2023	427,323	—	500,007	—	118,219	—	22,994	1,068,543
	2022	355,692	—	600,018	200,012	128,049	—	20,777	1,304,548
	2021	317,250	—	182,623	82,533	116,774	—	26,155	725,335

(1)

With respect to 2021, represents (a) for Mr. Jamali, (i) a cash sign-on bonus in the amount of $500,000, which was subject to repayment upon Mr. Jamali’s voluntary resignation or termination of employment for cause prior to February 15, 2023, and (ii) a cash bonus of $490,673 that was paid in recognition of the overall performance of Zimmer Biomet’s corporate and NewCo/ZimVie metric groups in 2021; (b) for Mr. Heppenstall, a cash payment intended to cover his estimated bonus loss from changing employment; and (c) for Ms. Whitney, a cash bonus that was paid in recognition of the overall performance of Zimmer Biomet’s Spine metric group in 2021.

(2)

The amounts in the “Stock Awards” column do not represent amounts the NEOs received or are entitled to receive; rather, the reported amounts represent the aggregate grant date fair value of stock awards granted in that year computed in accordance with ASC 718. For a discussion of the method of valuation and any assumptions made in the valuation of these awards, see Note 5 to the Consolidated Financial Statements included in our 2023 Form 10-K.

The 2023 stock awards reported in the table consist of annual awards of RSUs and PRSUs to all NEOs. These PRSU awards are subject to performance conditions and the amount reported in the “Stock Awards” column represents the grant date fair value based upon the probable outcome of the performance conditions. These PRSUs are subject to internal performance goals (cumulative constant currency third-party net sales and cumulative adjusted EBITDA margin) over a three-year performance period.

The 2022 stock awards reported in the table consist of: (a) annual awards of RSUs to all NEOs; (b) a special one-time award of RSUs to all NEOs in recognition of their efforts related to the spinoff; and (c) for Mr. Jamali, a make-whole RSU award pursuant to the terms of the revised offer letter dated January 31, 2021 by and between Zimmer Biomet and Mr. Jamali in recognition of a potential equity loss related to his change in employment to join Zimmer Biomet. For a discussion of the method of valuation and any assumptions made in the valuation of these awards, see Note 5 to the Consolidated Financial Statements included in our 2022 Form 10-K.

The 2021 stock awards reported in the table consist of awards of PRSUs to each of the NEOs other than Mr. Heppenstall, and an award of RSUs to each of the NEOs other than Ms. Whitney. These awards were subsequently adjusted and converted in connection with the spinoff from Zimmer Biomet. These PRSU awards were subject to performance conditions and the amount reported in the “Stock Awards” column represents the grant date fair value based upon the probable outcome of the performance conditions. These PRSUs were subject to both internal (constant currency revenue growth) and market-related (relative TSR) performance goals over a three-year performance period. The grant date fair value of the relative TSR component was determined using a Monte Carlo simulation model.

EXECUTIVE COMPENSATION

The following table presents the grant date fair value of the PRSUs we granted in 2023 and the PRSUs Zimmer Biomet granted in 2021 included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved.

	2023 PRSU Awards		2021 PRSU Awards
Name	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)	Grant Date Fair Value (Based on Probable Outcome) ($)	Grant Date Fair Value (Based on Maximum Performance) ($)
Vafa Jamali	1,500,001	2,250,002	1,500,072	3,000,144
Richard Heppenstall	500,007	750,011	—	—
Rebecca Whitney	300,004	450,007	170,137	340,274
Indraneel Kanaglekar	340,001	510,001	91,139	182,278
Heather Kidwell	250,004	375,005	82,623	165,246

(3)

The amounts in the “Option Awards” column do not represent amounts the NEOs received or are entitled to receive; rather, the reported amounts represent the aggregate grant date fair value of option awards granted in that year computed in accordance with ASC 718. For a discussion of the assumptions made in the valuation of our stock options, see Note 5 to the Consolidated Financial Statements included in our 2023 Form 10-K. The 2022 option awards reported in the table include: (a) annual awards of stock options to all NEOs; and (b) for Mr. Jamali, a make-whole stock option award pursuant to the terms of the revised offer letter dated January 31, 2021 by and between Zimmer Biomet and Mr. Jamali in recognition of a potential equity loss related to his change in employment to join Zimmer Biomet.

(4)

For 2023 and 2022, amounts reported consist of the annual cash incentive award under the EAIP. For 2021, amounts reported consist of the annual cash incentive award under Zimmer Biomet’s Performance Incentive Plan.

(5)	Amounts reported for 2023 include the following:

		Vafa Jamali ($)	Richard Heppenstall ($)	Rebecca Whitney ($)	Indraneel Kanaglekar ($)	Heather Kidwell ($)
Company matching contributions to 401(k) plan		21,177	24,168	15,102	18,759	20,145
Company matching contributions to deferred compensation plan (credited to participants’ accounts in 2024)		—	—	20,226	—	—
Supplemental Individual Disability Insurance Plan premiums		3,365	3,812	2,449	2,393	2,848
	Total	24,542	27,980	37,776	21,152	22,994

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2023

The following table sets forth non-equity incentive plan arrangements and equity awards granted to our NEOs in 2023.

Name	Grant Date	Date of Comp. Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Vafa Jamali	—	—	200,000	800,000	1,200,000
RSUs	05/15/23	05/11/23							145,138	1,500,001
PRSUs	05/15/23	05/11/23				72,569	145,138	217,707		1,500,001
Richard Heppenstall	—	—	90,900	363,600	545,400
RSUs	05/15/23	05/11/23							48,380	500,007
PRSUs	05/15/23	05/11/23				24,190	48,380	72,570		500,007
Rebecca Whitney	—	—	61,800	247,200	370,800
RSUs	05/15/23	05/11/23							29,028	300,004
PRSUs	05/15/23	05/11/23				14,514	29,028	43,542		300,004
Indraneel Kanaglekar	—	—	54,075	216,300	324,450
RSUs	05/15/23	05/11/23							32,898	340,001
PRSUs	05/15/23	05/11/23				16,449	32,898	49,347		340,001
Heather Kidwell	—	—	58,757	235,028	352,542
RSUs	05/15/23	05/11/23							24,190	250,004
PRSUs	05/15/23	05/11/23				12,095	24,190	36,285		250,004

(1)	Amounts in the first line associated with each executive’s name consist of the cash incentive opportunity amounts under the EAIP for 2023.

(2)

The values reported in this column represent the grant date fair value of stock awards computed in accordance with ASC 718 and may differ from the values represented in the Summary Compensation Table due to rounding. See footnote 2 to the Summary Compensation Table for additional information regarding the determination of grant date fair value of stock awards.

Non-Equity Incentive Plan Awards. The non-equity incentive plan awards reflected in the first row of the table for each NEO in columns (c) through (e) represent the annual cash incentive opportunity under the EAIP for 2023. Material terms of the awards, including a discussion of the applicable performance measures and target and actual performance for 2023, are described in the CD&A. Amounts actually earned for 2023 performance are shown in column (g) of the Summary Compensation Table.

PRSU Awards. The equity awards reflected in columns (f) through (h) were granted under the 2022 Stock Incentive Plan and represent PRSUs. For all NEOs, these PRSUs had a grant date fair value of $10.335 per unit. The PRSUs are subject to the performance-based goals of cumulative constant currency third-party net sales and cumulative adjusted EBITDA margin, each over a three-year performance period. The material terms of the PRSUs, including applicable performance measures and targets, are described in the CD&A.

RSU Awards. The equity awards reflected in column (i) were granted under the 2022 Stock Incentive Plan and represent RSUs. For all NEOs, these RSUs were annual RSUs that had a grant date fair value of $10.335 per unit and vest one-third per year on each of the first, second and third anniversaries of the grant date, subject to continued employment. Material terms of the RSUs are described in the CD&A.

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table summarizes the outstanding equity awards held by the NEOs as of December 31, 2023.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other RightsThat Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
(a)		(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
Vafa Jamali	04/01/2022	41,221	82,440	23.44	04/01/2032
	03/10/2022	40,951	81,900	24.02	03/10/2032
	03/01/2021	100,142	100,134	32.42	03/01/2031
	02/25/2021	86,108	86,098	32.26	02/25/2031
	05/15/2023					145,138	(4)	2,576,200	72,569	(5)	1,288,100
	04/01/2022					42,662	(4)	757,251
	03/10/2022					41,631	(4)	738,950
	03/01/2021					27,389	(6)	486,155
	02/25/2021					39,186	(7)	695,552
Richard Heppenstall	03/10/2022	13,651	27,300	24.02	03/10/2032
	10/01/2021	32,832	32,823	29.26	10/01/2031
	05/15/2023					48,380	(4)	858,745	24,190	(5)	429,373
	03/10/2022					13,877	(4)	246,317
	10/01/2021					8,682	(6)	154,106
Rebecca Whitney	03/10/2022	8,191	16,380	24.02	03/10/2032
	02/25/2021	9,758	9,760	32.26	02/25/2031
	02/21/2020	18,111	6,033	31.03	02/21/2030
	02/26/2019	25,642	—	24.37	02/26/2029
	03/20/2018	16,502	—	22.54	03/20/2028
	02/20/2018	14,953	—	23.56	02/20/2028
	11/01/2017	15,918	—	22.45	11/01/2027
	03/21/2017	24,616	—	24.01	03/21/2027
	11/01/2016	4,138	—	20.70	11/01/2026
	03/21/2016	4,966	—	20.49	03/21/2026
	05/15/2023					29,028	(4)	515,247	14,514	(5)	257,524
	03/10/2022					8,326	(4)	147,787
	02/25/2021					4,455	(7)	79,076
Indraneel Kanaglekar	03/10/2022	8,191	16,380	24.02	03/10/2032
	07/01/2021	4,700	4,698	31.90	07/01/2031
	02/25/2021	5,230	5,220	32.26	02/25/2031
	02/21/2020	9,048	3,011	31.03	02/21/2030
	02/26/2019	6,636	—	24.37	02/26/2029
	03/20/2018	9,429	—	22.54	03/20/2028
	09/01/2017	2,528	—	22.48	09/01/2027
	03/21/2017	7,997	—	24.01	03/21/2027
	05/15/2023					32,898	(4)	583,940	16,449	(5)	291,970
	03/10/2022					8,326	(4)	147,787
	07/01/2021					1,192	(6)	21,158
	02/25/2021					2,383	(7)	42,298
Heather Kidwell	03/10/2022	5,461	10,920	24.02	03/10/2032
	02/25/2021	4,742	4,733	32.26	02/25/2031
	02/21/2020	10,569	3,521	31.03	02/21/2030
	02/26/2019	13,278	—	24.37	02/26/2029
	03/20/2018	10,602	—	22.54	03/20/2028
	02/20/2018	14,953	—	23.56	02/20/2028
	03/21/2017	7,388	—	24.01	03/21/2027
	03/21/2016	5,270	—	20.49	03/21/2026
	05/15/2023					24,190	(4)	429,373	12,095	(5)	214,686
	03/10/2022					5,551	(4)	98,530
	02/25/2021					2,164	(7)	38,411

EXECUTIVE COMPENSATION

(1)

Stock options granted prior to 2022, other than those granted on February 20, 2018, will vest 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment. Stock options granted on February 20, 2018 vested on the second anniversary of the grant date. Stock options granted in 2022 will vest in thirds per year on each of the first, second and third anniversaries of the grant date, subject to continued employment. Option awards may vest on an accelerated basis after the NEO has held the award for at least one year if the NEO reaches age 60 or retires, or if the NEO’s employment is terminated involuntarily without cause and the NEO signs a general release of claims in favor of the company.

(2)

The option exercise price for options granted prior to 2022 is equal to the average of the high and low selling prices of Zimmer Biomet’s common stock as reported by the New York Stock Exchange on the date of grant, as adjusted to reflect the spinoff. The option exercise price for options granted in 2022 is equal to the average of the high and low selling prices of our common stock as reported by Nasdaq on the date of grant.

(3)

Market value is calculated by multiplying the number of units in columns (g) and (i) by $17.75, the closing price of our common stock as reported by Nasdaq on the last trading day of the year, December 29, 2023.

(4)	These RSUs will vest one-third per year on each of the first, second and third anniversaries of the grant date, subject to continued employment.

(5)

This number of PRSUs is based on achieving threshold performance. To the extent any of these PRSUs is earned based on performance over the three-year period of 2023-2025, such earned PRSUs would vest on the third anniversary of the grant date.

(6)	These RSUs will vest one-fourth per year on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment.

(7)	These RSUs will cliff vest on the third anniversary of the grant date, subject to continued employment.

OPTION EXERCISES AND STOCK VESTED IN 2023

The following table sets forth information regarding stock options exercised by the NEOs and RSUs held by the NEOs that vested, in each case, during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
(a)	(b)	(c)	(d)	(e)
Vafa Jamali	—	—	183,836	2,749,215
Richard Heppenstall	—	—	53,944	858,098
Rebecca Whitney	—	—	32,621	521,428
Indraneel Kanaglekar	—	—	31,794	512,655
Heather Kidwell	—	—	25,732	421,994

(1)

Value realized on exercise is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported by Nasdaq on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.

(2)	Value realized on vesting is calculated by multiplying the closing price of our common stock on Nasdaq on the date of vesting by the number of shares of common stock that vested.

EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION IN 2023

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2)(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Balance at Last FYE(3)(5) ($)
(a)	(b)	(c)	(d)	(f)
Vafa Jamali
DCP	529,048	—	167,964	1,129,139
Richard Heppenstall
DCP	195,895	—	70,260	427,484
Rebecca Whitney
DCP	191,394	20,226	41,469	331,496
Indraneel Kanaglekar
DCP	—	—	—	—
Heather Kidwell
DCP	—	—	—	—

(1)	Amounts shown in this column are reported in the Summary Compensation Table as part of salary for 2023 and/or as part of Non-Equity Incentive Plan Compensation for 2022.

(2)	Amounts shown in this column are reported in the Summary Compensation Table as part of All Other Compensation for 2023.

(3)

Our matching contributions to the DCP for 2023 reported in column (c) were not credited to participants’ accounts until 2024. Therefore, these matching contributions are not reflected in the aggregate balance at last fiscal year end in column (f).

(4)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table as they do not represent above-market or preferential earnings on deferred compensation.

(5)

Of the amounts shown in this column (including any amounts that would be shown in this column absent a decrease in value), the following amounts are or were previously reported in the Summary Compensation Table:

Name	Aggregate Amount Reported in the Summary Compensation Table of This and Prior Proxy Statements($)
Vafa Jamali
DCP	975,104
Richard Heppenstall
DCP	362,361
Rebecca Whitney
DCP	293,383
Indraneel Kanaglekar
DCP	—
Heather Kidwell
DCP	—

Narrative Discussion

Deferred Compensation Plan. We adopted the DCP effective as of January 1, 2022. The DCP provides eligible team members with the opportunity to defer each year, on a pre-tax basis, up to 50% of base salary and up to 95% of annual incentive awards. We will match 100% of a participant’s contributions, up to a maximum of 6% of his or her aggregate base salary and annual incentive award, minus our matching contributions under our 401(k) savings plan. An executive must be employed on December 31 of the year the compensation was earned to be eligible to receive our matching contributions, unless termination of employment was due to the executive’s death, disability or retirement, as defined in the DCP. Our matching contributions will vest 25% per year of service. Service with Zimmer Biomet before the

EXECUTIVE COMPENSATION

separation will be included as service with ZimVie. If a participant is terminated for cause (as defined in the DCP), then the participant will forfeit all amounts in his or her ZimVie matching contribution account. Each of our executive officers is eligible to participate in the DCP.

The DCP does not offer any above-market rates of return. Participants are able to select from various investment alternatives to serve as the measure of investment earnings on their accounts, and our contributions follow the investment direction of participant contributions.

Amounts deferred under the DCP remain subject to the claims of our creditors in the event of our bankruptcy or insolvency. When payments come due under the DCP, we will distribute cash from our general assets. The DCP does not permit loans. During employment, the DCP does not permit hardship distributions of vested amounts prior to the scheduled payment date except in the event of an unforeseeable emergency and only if the financial hardship resulting from the unforeseeable emergency cannot be relieved by other means, including cessation of deferrals under the DCP.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below reflects the estimated amount of compensation payable to each of the NEOs in the event of his or her termination of employment. The table shows the potential compensation payable to each NEO upon a termination in connection with a change in control, voluntary resignation, retirement, death, disability, company-initiated (with cause) termination and company-initiated (without cause) termination, assuming such termination was effective as of December 31, 2023. The table and footnotes exclude certain amounts payable pursuant to plans that do not discriminate in favor of executive officers and that are available generally to all salaried team members. The amounts shown are only estimates of the amounts that would be payable to the NEOs upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause)($)	Company- Initiated (without Cause)($)
Vafa Jamali
Severance – Salary(1)	2,000,000	—	—	—	—	—	1,600,000
Severance – Cash Incentive Award(2)	2,000,000	—	—	—	—	—	1,600,000
2023 Annual Cash Incentive Award(3)	800,000	—	—	402,400	402,400	—	—
RSUs and PRSUs (accelerated)(4)	7,830,306	—	—	2,677,907	—	—	—
DCP(5)	1,129,139	1,129,139	1,129,139	1,129,139	1,129,139	1,129,139	1,129,139
Health and Welfare(6)	50,706	—	—	—	—	—	50,706
Disability(7)	—	—	—	—	4,669,386	—	—
Outplacement(8)	25,000	—	—	—	—	—	25,000
Richard Heppenstall
Severance – Salary(1)	909,000	—	—		—	—	454,500
Severance – Cash Incentive Award(2)	727,200	—	—	—	—	—	363,600
2023 Annual Cash Incentive Award(3)	363,600	—	—	182,891	182,891	—	—
RSUs and PRSUs (accelerated)(4)	2,117,912	—	—	400,422	—	—	—
DCP(5)	427,484	427,484	427,484	427,484	427,484	427,484	427,484
Health and Welfare(6)	56,865	—	—	—	—	—	28,432
Disability(7)	—	—	—	—	1,777,731	—	—
Outplacement(8)	25,000	—	—	—	—	—	25,000

EXECUTIVE COMPENSATION

	Termination Scenario
Compensation Components	Change in Control($)	Voluntary Resignation($)	Retirement($)	Death($)	Disability($)	Company- Initiated (with Cause)($)	Company- Initiated (without Cause)($)
Rebecca Whitney
Severance – Salary(1)	824,000	—	—	—	—	—	412,000
Severance – Cash Incentive Award(2)	494,400	—	—	—	—	—	247,200
2023 Annual Cash Incentive Award(3)	247,200	—	—	126,319	126,319	—	—
RSUs and PRSUs (accelerated)(4)	1,257,357	—	—	226,863	—	—	—
DCP(5)	331,496	331,496	331,496	331,496	331,496	331,496	331,496
Health and Welfare(6)	50,706	—	—	—	—	—	25,353
Disability(7)	—	—	—	—	1,436,023	—	—
Outplacement(8)	25,000	—	—	—	—	—	25,000
Indraneel Kanaglekar
Severance – Salary(1)	721,000	—	—	—	—	—	360,500
Severance – Cash Incentive Award(2)	432,600	—	—	—	—	—	216,300
2023 Annual Cash Incentive Award(3)	216,300	—	—	78,084	78,084	—	—
RSUs and PRSUs (accelerated)(4)	1,379,122	—	—	211,243	—	—	—
Health and Welfare(6)	56,865	—	—	—	—	—	28,432
Disability(7)	—	—	—	—	999,916	—	—
Outplacement(8)	25,000	—	—	—	—	—	25,000
Heather Kidwell
Severance – Salary(1)	860,000	—	—	—	—	—	430,000
Severance – Cash Incentive Award(2)	473,000	—	—	—	—	—	236,500
2023 Annual Cash Incentive Award(3)	235,028	118,219	118,219	118,219	118,219	—	—
RSUs and PRSUs (accelerated)(4)	995,686	136,941	136,941	136,941	136,941	136,941	136,941
Health and Welfare(6)	50,706	—	—	—	—	—	25,353
Disability(7)	—	—	—	—	1,009,175	—	—
Outplacement(8)	25,000	—	—	—	—	—	25,000

(1)

Amount shown in “Change in Control” column represents two and one-half times (for Mr. Jamali) or two times (for each of the other NEOs) the NEO’s base salary in effect as of December 31, 2023, which amount would have been payable in the event of a change in control of us and the NEO’s termination of employment by us without cause or by the NEO with good reason pursuant to the change in control severance agreements we have with each of the NEOs. See the narrative that follows this table for a description of the change in control severance agreements. Amount shown in “Company-Initiated (without Cause)” column represents two times (for Mr. Jamali) or one times (for each of the other NEOs) the NEO’s base salary in effect as of December 31, 2023, which amount would have been payable pursuant to the terms of our Executive Severance Plan in the event of the NEO’s involuntary termination of employment without cause on December 31, 2023. See the narrative that follows this table for a description of the Executive Severance Plan.

(2)

Amount shown in “Change in Control” column represents two and one-half times (for Mr. Jamali) or two times (for each of the other NEOs) the NEO’s target annual incentive award (computed based on the annualized base salary in effect as of December 31, 2023), which amount would have been payable in the event of a change in control of us and the NEO’s termination of employment by us without cause or by the NEO with good reason pursuant to the change in control severance agreement we have with each of the NEOs. Amount shown in “Company-Initiated (without Cause)” column represents two times (for Mr. Jamali) or one times (for each of the other NEOs) the NEO’s target annual incentive award (computed based on the annualized base salary in effect as of December 31, 2023), which severance would have been payable pursuant to the terms of our Executive Severance Plan in the event of the NEO’s involuntary termination of employment without cause on December 31, 2023.

(3)

Amount represents the amount payable to the NEO under the annual cash incentive plan for 2023 assuming the NEO terminated employment effective December 31, 2023 as a result of the specified termination event. Amount in “Change in Control” column represents the NEO’s target award under the EAIP for 2023 as reported in column (d) of the “Grants of Plan-Based Awards in 2023” table. Amount in “Death” and “Disability” columns represents the actual amount earned for 2023, as reported in column (g) of the Summary Compensation Table. For an NEO whose termination of employment would meet the definition of Retirement under the annual cash incentive plan, amount in “Voluntary Resignation” and “Retirement” columns represents the actual amount earned for 2023, as reported in column (g) of the Summary Compensation Table.

(4)

Amount represents the value of unvested RSUs and PRSUs held by the NEO that would vest as a result of the specified termination event. For all NEOs, this value is calculated by multiplying the number of unvested units that would vest by $17.75, the closing price of our common stock on Nasdaq on the last trading day of the year, December 29, 2023. Upon termination of employment following a change in control, all unvested RSUs and PRSUs would vest. Upon death, all unvested RSUs that have been held for at least one year would vest. Upon termination of employment under all other scenarios, for an NEO whose termination of employment would meet the definition of Retirement under the 2022 Stock Incentive Plan, all unvested RSUs that have been held for at least one year would vest.

EXECUTIVE COMPENSATION

(5)

For all columns other than “Change in Control” and “Company-Initiated (with Cause),” amount represents the NEO’s vested account balance in the DCP as of December 31, 2023. Amount in “Change in Control” column represents the NEO’s vested account balance in the DCP plus unvested employer contributions as of December 31, 2023. Amount in “Company-Initiated (with Cause)” column represents the NEO’s vested account balance in the DCP minus all employer contributions and earnings attributable thereto as of December 31, 2023. U.S.-based executives are generally eligible to participate in the DCP. See “NONQUALIFIED DEFERRED COMPENSATION IN 2023 – Narrative Discussion – Deferred Compensation Plan” for more information about this plan, including available forms of payment and material conditions applicable to receipt of payments.

(6)

Amount shown in “Change in Control” column represents the estimated cost of health and welfare benefits to be provided to the NEO in the event of a change in control and qualifying termination of employment under the change in control severance agreements we have with each of the NEOs. Amount shown in the “Company-Initiated (without Cause)” column represents the then-current monthly COBRA premium based upon the group health insurance (medical and dental but excluding vision) in effect the day before the assumed date of termination of employment of December 31, 2023, multiplied by 24 for Mr. Jamali and by 12 for the other NEOs, as provided for by the Executive Severance Plan.

(7)

The NEOs are generally eligible to participate in our Supplemental Individual Disability Insurance Plan. The amount for each of the NEOs represents the present value of his or her benefit under the plan assuming he or she became disabled effective December 31, 2023. Under the plan as in effect as of that date, a participant would be entitled to a monthly benefit equal to 70% of his or her monthly base earnings (including salary, the average of the annual incentive earned for the year preceding the date of disability and the target annual bonus for the year in which the disability occurred) reduced by the benefits payable under our base long-term disability insurance plan, supplemental insurance policy and certain other sources of income (including social security disability benefits). Benefits would be payable until the earliest of the following: (1) the date the participant ceases to be totally disabled; (2) the date the participant accepts or refuses a job we offer to him or her at a salary at least equal to that which he or she was earning immediately prior to becoming disabled; or (3) the participant’s 65th birthday (or a later date if benefits commenced under the plan after the participant reached age 63 1/2). The present value was determined by discounting the expected benefit payments using an interest rate of 4% and a mortality table for disabled employees. The present value excludes benefits payable under our base long-term disability insurance plan, which does not discriminate in favor of executive officers and is available generally to all salaried employees. The present value does include the benefit payable under the insured, supplemental insurance policy because that benefit is paid for by us but is not available to all salaried employees.

(8)	Amount represents the estimated cost of outplacement services to be provided to the NEO in the event of termination of employment as a result of the specified termination event.

CHANGE IN CONTROL SEVERANCE ARRANGEMENTS

Change in Control Severance Agreement with Vafa Jamali

We have entered into a Change in Control Severance Agreement with Mr. Jamali. The agreement provides for benefits only upon the occurrence of both a change in control during the term of the agreement and either (i) an involuntary termination of employment without “cause” (as defined in the agreement) or (ii) a voluntary termination of employment with “good reason” (as defined in the agreement). If both triggers occur, Mr. Jamali will receive a lump sum payment equal to two and one-half times the sum of his base salary and target annual incentive award. In addition, Mr. Jamali will receive a payout of any unpaid incentive compensation allocated or awarded to him for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards to him for the current calendar year (assuming for this purpose that all performance conditions for such awards have been met).

The agreement also provides that if prior to a change in control, Mr. Jamali’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by Mr. Jamali for good reason where the circumstance or event which constitutes good reason occurs at the direction of such person, Mr. Jamali will be entitled to a lump-sum severance payment equal to two and one-half times the sum of his base salary and the amount of the largest aggregate annual bonus paid to him with respect to the three years immediately prior to the year in which a notice of termination is given. In addition, in the circumstances described in the preceding sentence, Mr. Jamali will receive a payout of any unpaid incentive compensation allocated or awarded to him for the completed calendar year preceding the date of termination, provided that the performance conditions applicable to such incentive compensation are met, and an amount equal to a pro rata portion to the date of termination of the average annual award paid to Mr. Jamali under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

If both triggers occur, this agreement also provides that, unless otherwise provided for under a written award agreement, (i) all outstanding stock options granted to Mr. Jamali will become immediately vested and exercisable, (ii) all time-based restrictions on restricted shares and RSUs will immediately lapse, and (iii) with respect to PRSUs, the number of shares or units that will be earned will be the greater of (a) the target number, or (b) the number that would have been earned based on actual performance through the date of the change in control. In addition, Mr. Jamali will receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to him

EXECUTIVE COMPENSATION

under our savings plan, a lump-sum payment equal to two times the annual premium value for life insurance coverage (to the extent we are unable to provide such life insurance coverage for two years post-termination) and a lump-sum payment equal to two years of COBRA premiums for medical and dental insurance in effect immediately prior to his termination. Mr. Jamali will also receive reasonable outplacement services for up to six months post-termination (with a value not to exceed $25,000). To receive the severance benefits provided under the agreement, Mr. Jamali will be required to sign a general release of any claims against us and must enter into or affirm a non-compete agreement.

Change in Control Severance Agreements with Other Executive Officers

We also have entered into Change in Control Severance Agreements with our other NEOs.

These agreements provide for benefits only upon the occurrence of both a change in control during the term of the agreements and either (i) an involuntary termination of employment without “cause” (as defined in the agreements) or (ii) a voluntary termination of employment with “good reason” (as defined in the agreements). If both triggers occur, the NEO will receive a lump sum payment equal to two times the sum of his or her base salary and target annual incentive award. In addition, the NEO will receive a payout of any unpaid incentive compensation allocated or awarded for the completed calendar year preceding the date of termination and a pro rata portion to the date of termination of the aggregate value of all contingent incentive compensation awards for the current calendar year (assuming for this purpose that all performance conditions for such awards have been met).

These agreements also provide that if prior to a change in control, the NEO’s employment is terminated without cause at the direction of a person who has entered into an agreement with us, the consummation of which would constitute a change in control, or by the NEO for good reason where the circumstance or event which constitutes good reason occurs at the direction of such person, the NEO will receive a lump-sum severance payment equal to two times the sum of his or her base salary and the amount of the largest aggregate annual bonus paid to him or her with respect to the three years immediately prior to the year in which the notice of termination is given. In addition, in the circumstances described in the preceding sentence, the NEO will receive a payout of any unpaid incentive compensation allocated or awarded for the completed calendar year preceding the date of termination, provided that the performance conditions applicable to such incentive compensation are met, and an amount equal to a pro rata portion to the date of termination of the average annual award paid to the NEO under our incentive compensation plans during the three years immediately prior to the year in which the notice of termination was given.

If both triggers occur under these agreements, the agreements provide that, unless otherwise provided for under a written award agreement, (i) all outstanding stock options granted to the NEO will become immediately vested and exercisable, (ii) all time-based restrictions on restricted shares and RSUs will immediately lapse, and (iii) with respect to PRSUs, the number of shares or units that will be earned will be the greater of (a) the target number, or (b) the number that would have been earned based on actual performance through the date of the change in control. In addition, the NEO will receive a cash amount equal to the unvested portion, if any, of our matching contributions (and attributable earnings) credited to him or her under our savings plan, a lump-sum payment equal to two times the annual premium value for life insurance coverage (to the extent we are unable to provide such life insurance coverage for two years post-termination) and a lump sum amount equal to two years of COBRA premiums for medical and dental insurance in effect immediately prior to his or her termination. The NEO will also receive reasonable outplacement services for up to six months post-termination (with a value not to exceed $25,000). To receive the severance benefits provided under the agreements, the NEO will be required to sign a general release of any claims against us and must enter into or affirm a non-compete agreement.

None of the change in control severance agreements includes any tax gross-up provisions.

EXECUTIVE COMPENSATION

EXECUTIVE SEVERANCE PLAN

We have adopted an Executive Severance Plan (the “Executive Severance Plan”). The Executive Severance Plan provides payments and benefits to certain eligible members of ZimVie’s executive leadership team, including each of our NEOs, following a termination by ZimVie of a participant’s employment, unless his or her employment is terminated for misconduct or certain other reasons specified in the Executive Severance Plan. Upon a qualifying termination, a participant is eligible to receive: (i) a lump-sum severance amount equal to two times (for our CEO) or one times (for other participants) the sum of his or her annualized base salary in effect when the termination occurs, plus his or her target annual bonus amount in effect when the termination occurs; (ii) if such termination occurs on or after January 1 but prior to the payment date for bonuses related to the previous calendar year, a lump-sum amount equal to the bonus he or she would have received under the annual cash incentive plan, if any, had he or she remained employed on the payment date; (iii) a lump-sum amount equal to the monthly COBRA premium for medical and dental insurance in effect the day prior to the termination date, multiplied by 24 for our CEO and by 12 for other participants; and (iv) outplacement services with a value not to exceed $25,000. Payments and benefits under the Executive Severance Plan are conditioned on a participant signing a general release of claims. Such severance payments and benefits are in some circumstances subject to offset by the participants’ short-term disability benefits and any severance benefits required to be paid by applicable law.

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

We have entered into Confidentiality, Non-Competition and Non-Solicitation Agreements with each of our NEOs. These agreements provide that the NEO is restricted from competing with us for a period of 18 months following termination of employment within a specified territory and, under certain circumstances, provide for payments to the NEO following his or her severance benefit period until the expiration of the non-compete period if the NEO is denied specific employment due to the non-compete agreement. These monthly payments will equal the lesser of the NEO’s monthly base pay at the time of his or her separation of employment from us or the monthly compensation that would have been offered to him or her from the competing organization. These agreements also contain provisions prohibiting disclosure by the NEO of confidential information, provisions regarding ownership of inventions, return of confidential information and ZimVie property, a covenant not to solicit customers or employees or interfere in business relationships and a covenant not to disparage us.

EXECUTIVE COMPENSATION

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between compensation actually paid (as defined in Item 402(v)) and performance.

Year (a)	Summary Compensation Table Total for Principal Executive Officer (PEO) ($) (1)(2) (b)	Compensation Actually Paid to PEO ($) (3) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)(4) (d)	Average Compensation Actually Paid to Non-PEO NEOs ($) (5) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in millions) ($) (h)	Constant Currency Third-Party Net Sales (in millions) ($) (8) (i)
					Total Shareholder Return ($) (6) (f)	Peer Group Total Shareholder Return ($) (6)(7) (g)
2023	4,226,944	7,518,149	1,262,443	1,664,201	69.53	81.15	(393)	858
2022	10,411,213	3,437,772	1,966,580	949,979	36.58	83.13	(64)	941

(1)
The PEO for 2023 and 2022 was Vafa Jamali. The
non-PEO
NEOs for 2023 were Richard Heppenstall, Indraneel Kanaglekar, Rebecca Whitney and Heather Kidwell, and for 2022 were Richard Heppenstall, Indraneel Kanaglekar, Rebecca Whitney and David Harmon.

(2)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Jamali in the “Total” column of the Summary Compensation Table.
(3)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Jamali, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Jamali during either year. The amount reported in column (c) for 2022 is different than the amount reported for 2022 in our 2023 proxy statement, as we have recalculated “compensation actually paid” in accordance with SEC guidance issued in late 2023. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Jamali’s total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($) (a)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (b)	Pension Benefit Adjustments ($) (b)	Compensation Actually Paid to PEO ($)
2023	4,226,944	(3,000,002)	6,291,207	—	—	7,518,149
2022	10,411,213	(9,000,054)	2,026,613	—	—	3,437,772
(a)

The equity award adjustments include the addition (or subtraction, as applicable) of the following:
(i) the
year-end
fair value of any equity awards granted in 2023 or 2022 that are outstanding and unvested as of the end of the year;
(ii) the amount of change in fair value as of the end of 2023 or 2022 (from 12/31/22 for 2023 and from 12/31/21 (prior to our spinoff date of 3/1/22) for 2022) of any awards granted in prior years that are outstanding and unvested as of the end of 2023 or 2022;
(iii) for awards that are granted and vest in the same year (in this case, 2023 or 2022), the fair value as of the vesting date;
(iv) for awards granted in prior years that vested in 2023 or 2022, the amount equal to the change in fair value as of the vesting date (from 12/31/22 for 2023 and from 12/31/21 (prior to our spinoff date of 3/1/22) for 2022);
(v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2023 or 2022, a deduction for an amount equal to the fair value as of the previous fiscal year end; and
(vi) the dollar value of any dividends or other earnings paid on stock or option awards in 2023 or 2022 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

EXECUTIVE COMPENSATION

The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant, other than grant date fair values for stock option grants were determined using a Black-Scholes option-pricing model, while subsequent fair values were determined using a binomial “lattice” model. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted During the Covered Year ($)	Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Years that were Unvested at End of the Covered Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Change in Fair Value of Awards Granted in Prior Years that Vested in the Covered Year ($)	Fair Value of Awards Granted in Prior Years that Failed to Meet Applicable Vesting Conditions During the Covered Year ($)	Total Equity Award Adjustments ($)
2023	2,576,200	2,759,623	—	955,384	—	6,291,207
2022	3,319,312	(1,634,361)	—	341,662	—	2,026,613
(b)

Since we do not provide any qualified or
non-qualified
defined benefit pension plans or other post-employment defined benefit plans to executives, no adjustments relating to defined benefit and pension plans (as applicable) were made to total compensation to determine compensation actually paid.
(4)	The dollar amounts reported in column (d) represent the average of the amounts reported for the Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table.
(5)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the
Non-PEO
NEOs as a group, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the
Non-PEO
NEOs as a group during either year. The amount reported in column (e) for 2022 is different than the amount reported for 2022 in our 2023 proxy statement, as we have recalculated “compensation actually paid” in accordance with SEC guidance issued in late 2023. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the
Non-PEO
NEOs as a group to determine the compensation actually paid, using the same methodology described above in footnote (3):

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($) (a)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($) (b)	Average Pension Benefit Adjustments ($) (b)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	1,262,443	(695,008)	1,096,766	—	—	1,664,201
2022	1,966,580	(1,350,036)	333,435	—	—	949,979
(a)

The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted During the Covered Year ($)	Year-Over-Year Change in Fair Value of Equity Awards Granted in Prior Years that were Unvested at End of the Covered Year ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Change in Fair Value of Awards Granted in Prior Years that Vested in the Covered Year ($)	Fair Value of Awards Granted in Prior Years that Failed to Meet Applicable Vesting Conditions During the Covered Year ($)	Total Equity Award Adjustments ($)
2023	596,825	267,876	—	232,065	—	1,096,766
2022	504,695	(155,205)	—	(16,055)	—	333,435
(b)

Since we do not provide any qualified or
non-qualified
defined benefit pension plans or other post-employment defined benefit plans to executives, no adjustments relating to defined benefit and pension plans (as applicable) were made to total compensation to determine compensation actually paid.
(6)
TSR, in the case of both the company and the peer group, reflects a fixed investment of $100 measured from March 1, 2022, the date of our spinoff, through and including the end of the fiscal year for each year reported in the table, including reinvestment of any dividends.

(7)
The peer group is the S&P 600 Healthcare Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2023.

(8)
We believe constant currency third-party net sales is the financial performance measure most closely linked to the calculation of compensation actually paid in 2023. Constant currency third-party net sales is a non-GAAP
financial measure. See Appendix A for a reconciliation of this non-GAAP
financial measure to the most directly comparable GAAP measure.

EXECUTIVE COMPENSATION

Relationship Between Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our
Non-PEO
NEOs, the Company’s cumulative TSR over the two most recently completed fiscal years, and the S&P 600 Healthcare Index TSR over the same period.

Relationship Between Compensation Actually Paid and Net Income (Loss)
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our
Non-PEO
NEOs, and our Net Income (Loss) during the two most recently completed fiscal years.

EXECUTIVE COMPENSATION

Relationship Between Compensation Actually Paid and Constant Currency Third-Party Net Sales
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our
Non-PEO
NEOs, and our Company-Selected Measure during the two most recently completed fiscal years.

Tabular List of Most Important Company Financial Performance Measures
The most important financial performance measures used to link compensation actually paid to our PEO and
Non-PEO
NEOs to our performance for 2023 are the following, which were used in the 2023 EAIP:

•	Constant Currency Third-Party Net Sales (the Company-Selected Measure)
•	Adjusted EBITDA
•	Bonus Constant Currency Cash Flow Metric

2023 CEO PAY RATIO
As required by Item 402(u) of Regulation
S-K
of the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our CEO and the annual total compensation of our employees for 2023.
Total Compensation Amounts and Ratio for 2023
For 2023, the ratio of the annual total compensation of Mr. Jamali, our CEO, to the median of the annual total compensation of all employees is 78 to 1. This ratio is based on the following:

●	the annual total compensation of Mr. Jamali for 2023 as reported in the Summary Compensation Table was $4,226,944; and
●	the annual total compensation of the median employee for 2023 was $54,207.
This pay ratio is a reasonable good faith estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect

EXECUTIVE COMPENSATION

their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.
Median Employee Identification and Compensation Calculation
Employee Population

●
Total Global Population. We determined that, as of October 1, 2023, the date we selected to identify the median employee, our employee population consisted of 2,576 individuals (excluding our CEO) working for ZimVie, with approximately 51.1% of these individuals located in the U.S. and approximately 48.9% located in 21 other countries around the world.

●	De Minimis Exemption. We chose to exclude 4.89% of our non-U.S. employees (126 individuals in 11 countries, as detailed below) from the determination of our median employee.

● Austria ● Netherlands ● Belgium ● Portugal ● Israel ● Switzerland	4 4 5 5 12 12

● Singapore ● Brazil ● Taiwan ● Australia ● Chile	13 15 18 19 19

After excluding employees employed in the jurisdictions set forth above, our adjusted employee population consisted of 2,450 U.S. and
non-U.S.
employees in the aggregate (excluding our CEO) as of October 1, 2023.
Consistently Applied Compensation Measure
To identify the median employee, we utilized the consistently applied compensation measure of base salary as of October 1, 2023. The base salary of employees paid in currencies other than U.S. dollars was converted to U.S. dollars using a
12-month
average exchange rate as of September 29, 2023 and we annualized the compensation values of individuals that joined our company during 2023.
Annual Total Compensation and Selection of “Median Employee”
After applying our consistently applied compensation measure methodology and exercising the de minimis exemption described above, we then identified the median employee. Once the median employee was identified, we calculated that employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation
S-K,
resulting in an annual total compensation in the amount of $54,207.

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023 about our equity compensation plans under which shares of our common stock have been authorized for issuance.

	A	B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders(1)	4,453,131(2)	26.83	(3)	4,275,495	(4)(5)(6)(7)
Equity compensation plans not approved by security holders	—	—		—
Total	4,453,131	26.83		4,275,495

(1)	Consists of the 2022 Stock Incentive Plan, the Stock Plan for Non-Employee Directors, the Deferred Compensation Plan for Non-Employee Directors, and the Employee Stock Purchase Plan.

(2)

Represents shares which may be issued pursuant to the following outstanding awards: (a) 23,814 DSUs issued pursuant to the terms of the Deferred Compensation Plan for Non-Employee Directors, as described in footnote (6) below; (b) 2,126,174 RSUs and PRSUs issued pursuant to the terms of the 2022 Stock Incentive Plan and the Stock Plan for Non-Employee Directors (assuming that outstanding PRSUs are earned at the maximum award level); and (c) 2,303,143 shares subject to stock options issued pursuant to the terms of the 2022 Stock Incentive Plan.

(3)

Represents the weighted average exercise price of outstanding options. Does not take into consideration outstanding DSUs, RSUs or PRSUs, which, once vested, are converted into shares of our common stock on a one-for-one upon distribution basis at no additional cost.

(4)

Assumes that outstanding PRSUs are earned at the maximum award level. The 2022 Stock Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance units and performance shares to employees and others providing services. The maximum aggregate number of shares of our common stock that may be issued under the 2022 Stock Incentive Plan is 6,000,000, excluding shares subject to issuance pursuant to awards of Zimmer Biomet stock options, RSUs or PRSUs that were converted to ZimVie stock options or RSUs in connection with the spinoff, which converted awards are included in Column A, to the extent they were still outstanding as of December 31, 2023. As of December 31, 2023, 3,249,952 shares remained available for future issuance under the 2022 Stock Incentive Plan.

(5)

The Stock Plan for Non-Employee Directors provides for the grant of stock options, restricted stock and RSUs. A maximum of 400,000 shares may be issued pursuant to awards under the plan. As of December 31, 2023, 263,020 shares remained available for future issuance under the Stock Plan for Non-Employee Directors.

(6)

The Deferred Compensation Plan for Non-Employee Directors provides for the deferral of certain compensation payable to our non-employee directors in the form of DSUs. When amounts are deferred, a director’s deferred compensation account is credited with that number of DSUs equal to the deferral amount divided by the fair market value of a share of our common stock. Such DSUs are payable in shares of our common stock after cessation of the individual’s service as a director. A maximum of 200,000 shares may be issued under the plan. As of December 31, 2023, 176,186 shares remained available for future issuance under the Deferred Compensation Plan for Non-Employee Directors.

(7)	Includes 586,337 shares available for purchase under the Employee Stock Purchase Plan as of December 31, 2023.

OWNERSHIP OF OUR STOCK

SECURITY OWNERSHIP OF DIRECTORS AND

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 18, 2024, by each non-employee director, each of the NEOs, and all current directors and executive officers as a group.

Beneficial Owner	Common Stock Beneficially Owned(1)
	Total Shares Owned(2)	Shares Acquirable in 60 Days(3)	Deferred Share Units(3)	Percent of Class(4)
(a)	(b)	(c)	(d)	(e)
Non-Employee Directors
Vinit Asar	3,752	–	3,752	*
Sally Crawford	45,883	–	5,756	*
David King	2,799	–	2,795	*
Richard Kuntz, M.D., M.Sc.	5,756	–	5,756	*
Karen Matusinec	5,756	–	5,756	*
Named Executive Officers
Vafa Jamali	738,317	513,418	–	2.62%
Richard Heppenstall	147,123	76,260	–	*
Rebecca Whitney	204,603	171,574	–	*
Indraneel Kanaglekar	110,420	78,536	–	*
Heather Kidwell	150,959	91,674	–	*
All current directors and executive officers as a group (10 persons)	1,415,368	931,462	23,815	5.02%
*	Less than 1.0%

(1)

Unless otherwise noted, shares are owned directly or indirectly with sole voting and dispositive power. None of the shares owned by our current directors and executive officers have been pledged as security.

(2)	Includes shares owned directly and indirectly, shares acquirable within 60 days after March 18, 2024 (column (c)), and DSUs (column (d)).

(3)

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the disposition of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, column (c) includes exercisable stock options, stock options that become exercisable within 60 days after March 18, 2024, shares underlying RSUs that will settle within 60 days after March 18, 2024, and vested RSUs held by directors that would be settled in shares of our common stock within 60 days after March 18, 2024 at the discretion of the director (e.g., upon retirement). Similarly, column (d) includes DSUs held by directors that would be settled in shares of our common stock within 60 days after March 18, 2024 at the discretion of the director. The table does not include stock options, RSUs or PRSUs held by executive officers that vest more than 60 days after March 18, 2024 or vested RSUs held by directors that are subject to mandatory deferral of settlement until April 2025 or later. It also does not include the following DSUs held by directors that will be settled in cash following the director’s termination of service from the Board: Mr.Asar-3,538 and Mr.King-25,535.

(4)	Based on 27,220,942 shares outstanding as of March 18, 2024, plus shares acquirable within 60 days of March 18, 2024, as described in footnote (3) above.

OWNERSHIP OF OUR STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning each person (including any group) known to us to beneficially own more than 5% of our common stock as of March 18, 2024. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Owned	Percent of Class(1)

Camber Capital Management LP(2) Stephen DuBois 101 Huntington Avenue Suite 2101 Boston, MA 02199	3,250,000	11.94%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	1,803,707	6.63%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	1,761,565	6.47%
Divisadero Street Capital Management, LP(5) Divisadero Street Partners, L.P. Divisadero Street Partners GP, LLC William Zolezzi 3480 Main Highway, Suite 204 Miami, FL 33133	1,636,265	6.01%

(1)	Based on 27,220,942 shares outstanding as of March 18, 2024.

(2)

Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 18, 2024, based solely on information provided by Camber Capital Management LP and Stephen DuBois in a Schedule 13G/A filed with the SEC on February 14, 2024. The reporting persons possess shared power to vote or to direct the vote of 3,250,000 shares and shared power to dispose or to direct the disposition of 3,250,000 shares.

(3)

Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 18, 2024, based solely on information provided by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on January 26, 2024. BlackRock, Inc. possesses sole power to vote or to direct the vote of 1,763,541 shares and sole power to dispose or to direct the disposition of 1,803,707 shares.

(4)

Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 18, 2024, based solely on information provided by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group possesses shared power to vote or to direct the vote of 24,421 shares, sole power to dispose or to direct the disposition of 1,726,293 shares, and shared power to dispose or to direct the disposition of 35,272 shares.

(5)

Except for information pertaining to the percent of shares of common stock held, which is computed based on shares of common stock outstanding as of March 18, 2024, based solely on information provided by Divisadero Street Capital Management, LP, Divisadero Street Partners, L.P., Divisadero Street Partners GP, LLC, and William Zolezzi in a Schedule 13G filed with the SEC on March 4, 2024. The reporting persons possess shared power to vote or to direct the vote of 1,636,265 shares and shared power to dispose or to direct the disposition of 1,636,265 shares.

ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why am I receiving these materials?

We have made this proxy statement available to you on the Internet or, upon your request, have delivered a printed version of this proxy statement to you by mail, in connection with the solicitation of proxies by our Board of Directors for use at our 2024 annual meeting of shareholders to be held on Wednesday, May 15, 2024 at 8:00 a.m. Mountain Time, and at any postponement(s) or adjournment(s) thereof. You are receiving this proxy statement because you owned shares of ZimVie common stock at the close of business on March 18, 2024, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

2. What am I voting on?

There are three proposals scheduled to be voted on at the annual meeting:

●	Election of two Class II directors (Proposal 1);
●	Ratification of the appointment of PwC as our independent registered public accounting firm for 2024 (Proposal 2); and
●	Advisory Say on Pay proposal (Proposal 3).

3. How does the Board recommend that I vote?

The Board recommends that you vote your shares:

●	“FOR” the election of each of the nominees to the Board (Proposal 1);
●	“FOR” ratification of the appointment of PwC as our independent registered public accounting firm for 2024 (Proposal 2); and
●	“FOR” the Say on Pay proposal (Proposal 3).

4. How many votes do I have?

You will have one vote for every share of ZimVie common stock that you owned at the close of business on March 18, 2024.

5. How many shares are entitled to vote?

There were 27,220,942 shares of ZimVie common stock outstanding as of March 18, 2024 and entitled to vote. Each share is entitled to one vote.

6. What is the quorum requirement for the annual meeting?

The holders of a majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy at the meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you attend and vote during the meeting or have voted before the meeting via the Internet, by telephone, or by properly submitting a proxy card or vote instruction form by mail. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

7. What is the voting requirement to approve each of the proposals?

The voting requirement for each of the proposals is as follows:

●

Election of directors. Nominees for director must receive a majority of the votes cast in person or by proxy with respect to that nominee’s election in order to be elected as a director. This means that the number of shares voted “for” a nominee must exceed the number of votes “against” that nominee.

●

Ratification of the appointment of PwC. The affirmative vote of a majority of the shares present in person or by proxy is required to ratify the appointment of PwC as our independent registered public accounting firm.

●

Say on Pay. The affirmative vote of a majority of the shares present in person or by proxy is required to approve the non-binding proposal concerning the compensation of our NEOs as disclosed in this proxy statement.

ADDITIONAL INFORMATION

8. What if I vote “abstain”?

A vote to “abstain” on the election of directors (Proposal 1) will have no effect on the outcome of that proposal. A vote to “abstain” on Proposals 2 and 3 will have the effect of a vote against those proposals.

9. Why did I receive a notice in the mail instead of a full set of proxy materials?

As allowed by SEC rules, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. The Notice provides instructions on how to access the proxy materials over the Internet or to request a printed copy. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

10. What is the difference between a shareholder of record and a beneficial owner?

The difference is as follows:

●

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the shareholder of record with respect to those shares, and the Notice or proxy materials were sent directly to you. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

●

Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other nominee, then you are the beneficial owner of shares held in “street name,” and the Notice or proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct the record holder on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

11. If I am a shareholder of record, how do I vote?

There are four ways to vote:

●	In person. You may vote in person at the annual meeting. We will give you a ballot when you arrive.
●	Via the Internet before the meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice or the proxy card.
●	By Telephone before the meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.
●	By Mail before the meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

12. If I am a beneficial owner, how do I vote?

There are four ways to vote:

●

In person. If you wish to vote in person at the annual meeting, you must obtain a legal proxy from the record holder of your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

●	Via the Internet before the meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice or vote instruction form.
●	By Telephone before the meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the vote instruction form.
●	By Mail before the meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

13. Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except:

●	as necessary to meet applicable legal requirements;
●	to allow for the tabulation and certification of votes; and
●	to facilitate a successful proxy solicitation.

ADDITIONAL INFORMATION

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

14. Can I change my vote?

Yes. At any time before your proxy is voted, you may change your vote by:

●	revoking it by written notice to our Corporate Secretary at ZimVie Inc., 4555 Riverside Drive, Palm Beach Gardens, Florida 33410;
●	delivering a later-dated proxy (including a telephone or Internet vote) by the applicable deadline; or
●	voting during the meeting.

15. How are proxies voted?

All shares represented by valid proxies received prior to the annual meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

16. What happens if a nominee for director declines the nomination or is unable to serve?

If that happens, the persons named as proxies may vote for a substitute nominee designated by the Board to fill the vacancy, or, if no substitute has been nominated, for the remaining nominees, leaving a vacancy, or the Board may reduce its size. The Board has no reason to believe that either of the nominees will be unable or decline to serve if elected.

17. What happens if I do not give specific voting instructions?

It depends on how your shares are held:

●

Shareholders of Record. In the following situations, the proxy holders will vote your shares in the manner recommended by the Board on proposals presented in this proxy statement and as the proxy holders may determine in their judgment and discretion with respect to any other matters properly presented for a vote at the annual meeting:

o	if, when voting online at www.ProxyVote.com or via mobile.proxyvote.com, you select the “Submit” button without voting on each item individually;
o	if, when voting via the telephone, you elect not to vote on matters individually; and
o	if you sign and return a proxy card without giving specific voting instructions.

●

Beneficial Owners. If you do not provide the record holder of your shares with specific voting instructions, your record holder may vote on the ratification of the appointment of PwC as our independent registered public accounting firm for 2024 (Proposal 2). However, your record holder cannot vote your shares without specific instructions on the other matters – the election of directors (Proposal 1) and the Say on Pay proposal (Proposal 3). If your record holder does not receive instructions from you on how to vote your shares on Proposals 1 and 3, your record holder will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares. This is generally referred to as a “broker non-vote.” Broker non-votes will not be counted in determining the outcome of the vote for any of the proposals.

18. Who will serve as the inspector of election?

A representative from Broadridge Financial Solutions will serve as the independent inspector of election.

19. How can I find out the results of the annual meeting?

Preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the annual meeting.

20. Who is paying for the cost of this proxy solicitation?

We are paying the costs of the solicitation of proxies. We must pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

●	forwarding the Notice to beneficial owners;
●	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and
●	obtaining beneficial owners’ voting instructions.

ADDITIONAL INFORMATION

In addition to soliciting proxies by mail, certain of our directors, officers and employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

21. Are there any requirements for attending the annual meeting?

Attendance at the annual meeting is limited to shareholders. Registration will begin at 7:30 a.m. Mountain Time on the date of the meeting, and each shareholder may be asked to present valid picture identification such as a driver’s license or a passport and proof of stock ownership as of March 18, 2024. The use of cell phones, smartphones, pagers, recording and photographic equipment and/or computers is not permitted in the meeting room.

22. Is there a list of shareholders entitled to vote at the annual meeting?

A list of shareholders entitled to vote will be available for ten (10) days prior to the meeting, between the hours of 9 a.m. and 5 p.m. Eastern Time, at our offices at 4555 Riverside Drive, Palm Beach Gardens, Florida 33410. If you would like to view the shareholder list, please contact our Corporate Secretary to schedule an appointment.

23. What is “householding”?

“Householding” is a procedure under which we are delivering a single copy of this proxy statement and our 2023 Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing and mailing costs. Upon request, we will deliver promptly a separate copy of this proxy statement and our 2023 Annual Report to any shareholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy of this proxy statement or the 2023 Annual Report, or to notify us that you wish to receive separate copies in the future, or a single copy if you are currently receiving multiple copies, please contact our Corporate Secretary at ZimVie Inc., 4555 Riverside Drive, Palm Beach Gardens, Florida 33410 or by telephone at 1-800-342-5454. Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

24. What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2025 annual meeting of shareholders?

It depends on whether the information is to be included in our proxy materials:

●	Requirements for Shareholder Proposals to Be Considered for Inclusion in our Proxy Materials.
o

Shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2025 annual meeting of shareholders must be delivered to our Corporate Secretary no later than November 29, 2024.

o	In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.
●	Notice Requirements for Director Nominees or Shareholder Proposals to Be Brought Before the 2025 Annual Meeting of Shareholders.
o

Notice of any director nomination or other proposal that a shareholder intends to present at the 2025 annual meeting of shareholders, but does not intend to have included in our proxy statement and form of proxy relating to the 2025 annual meeting of shareholders, must be delivered to our Corporate Secretary not earlier than the close of business on January 15, 2025 and not later than the close of business on February 14, 2025.

o	In addition, the notice must set forth the information required by our amended and restated bylaws with respect to each director nomination or other proposal.
●	Notice Requirements under Universal Proxy Rules.
o

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2025.

●	General Information about Shareholder Proposals and Nominations.
o	A copy of our amended and restated bylaws may be obtained by contacting our Corporate Secretary.
o	The mailing address of our Corporate Secretary is 4555 Riverside Drive, Palm Beach Gardens, Florida 33410.

ADDITIONAL INFORMATION

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent (10%) of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written information given to us by our directors and executive officers, we believe that all such reports required by Section 16(a) of the Exchange Act were in compliance with such filing requirements during the year ended December 31, 2023.

OTHER MATTERS

We do not know of any other matters that will be considered at the annual meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in their judgment and discretion.

ANNUAL REPORT AND FORM 10-K

Our 2023 Annual Report, containing our 2023 Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2023, accompanies this proxy statement but is not a part of our soliciting materials. We will provide, without charge, a copy of our 2023 Form 10-K to any shareholder upon written request to our Corporate Secretary at 4555 Riverside Drive, Palm Beach Gardens, Florida 33410.

INCORPORATION BY REFERENCE

The statements in sections of this proxy statement titled “Audit Committee Matters – Audit Committee Report,” “Executive Compensation – Compensation Committee Report” and “Pay Versus Performance” do not constitute soliciting material and should not be deemed filed with the SEC or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate them by reference into such filing.

The information on our website, www.zimvie.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

APPENDIX A

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

Presented below are reconciliations of non-GAAP financial measures discussed in the Executive Compensation section of this proxy statement to the most directly comparable financial measures prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies and should be considered in addition to, and not as a substitute for, or superior to, other measures prepared in accordance with GAAP.

The following are reconciliations of reported third-party net sales prepared in accordance with GAAP to constant currency third-party net sales (i.e., adjusted to eliminate the effect on net sales of foreign currency fluctuations) as used in our EAIP.

RECONCILIATION OF REPORTED THIRD-PARTY NET SALES TO CONSTANT CURRENCY THIRD-PARTY NET SALES

(in millions, unaudited)

	For the Twelve Months Ended December 31, 2023
Third Party Net Sales	As Reported ($)	Foreign Exchange Impact ($)	As Adjusted ($)
Total company	866.4	(8.7)	857.7
Dental	457.2	(6.2)	451.0
Spine	334.0	(2.4)	331.6

RECONCILIATION OF REPORTED CONSOLIDATED THIRD-PARTY NET SALES TO CONSOLIDATED CONSTANT CURRENCY THIRD-PARTY NET SALES

(in millions, unaudited)

	For the Twelve Months Ended December 31, 2022
Third Party Net Sales	As Reported ($)	Foreign Exchange Impact ($)	As Adjusted ($)
Consolidated	909	32	941

APPENDIX A

The following are reconciliations of net loss prepared in accordance with GAAP to adjusted EBITDA for purposes of our EAIP for 2023 for Total Company, Dental, and Spine.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA FOR PURPOSES OF OUR EAIP (TOTAL COMPANY)

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2023
Total Company	($)
Net Sales
Total third-party sales	866,378
Related party sales	339
Total Net Sales	866,717
Net Loss	(393,282)
Interest expense, net	36,656
Income tax benefit (provision)	(9,148)
Depreciation and amortization	121,686
EBITDA	(244,088)
Share-based compensation	27,020
Write-down of Spine disposal group to fair value[1]	293,945
Restructuring and other cost reduction initiatives[2]	28,263
Acquisition, integration, divestiture and related[3]	170
Related party loss	2,568
European Union medical device regulation (“EU MDR”)[4]	4,259
Other charges[5]	4,251
Adjusted EBITDA	116,388
Total Company bonus expense[6]	7,251
Foreign exchange impact[7]	(1,320)
Adjusted EBITDA Total Company for EAIP	122,319

[1]

We performed an impairment analysis of the Spine segment in December 2023 on a held-for-sale basis, and the fair value of consideration to be received upon closure of the transaction was less than the carrying value of the Spine segment’s net assets.

[2]

In April 2023, we initiated restructuring activities to better position our organization for future success based on the current business environment, and in July 2023, we took additional actions. The expenses incurred under this plan were primarily related to severance and professional fees. In June 2022 and November 2022, we initiated restructuring plans and the expenses incurred were primarily related to employee termination benefits and the exit of our Spine products operations in China because of an unsuccessful volume-based procurement program bid. We also incurred expenses in 2022 from the Zimmer Biomet initiated restructuring plans in the fourth quarters of 2019 and 2021 and the restructuring costs we incurred under those plans were primarily related to employee termination benefits, contract terminations and retention period compensation and benefits.

[3]

Acquisition, integration, divestiture, and related expenses include costs incurred to prepare for and complete the separation from our former parent (such as professional fees, transition services agreements, costs to stand up our corporate organization and infrastructure), changes in the fair value of contingent consideration for acquisitions closed prior to the separation date and costs related to the evaluation of strategic options for our portfolio.

[4]	Expenses incurred for initial compliance with the EU MDR for previously-approved products.

[5]	Inventory write-offs resulting from restructuring activities and property, plant, and equipment step-up amortization from prior acquisitions.

[6]	2023 bonus expense added back to adjusted EBITDA for purposes of bonus achievement to be consistent with bonus targets.

[7]	Impact of foreign exchange on adjusted EBITDA.

APPENDIX A

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA FOR PURPOSES OF OUR EAIP (DENTAL)

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2023
Dental	($)
Net Sales
Total third-party sales	457,197
Related party sales	236
Total Net Sales	457,433
Net Loss	(56,049)
Interest expense, net	20,234
Income tax benefit (provision)	5,202
Depreciation and amortization	34,507
EBITDA	3,894
Share-based compensation	23,476
Restructuring and other cost reduction initiatives[1]	4,489
Acquisition, integration, divestiture and related[2]	15,195
Related party loss	(5)
EU MDR[3]	2,574
Other charges[4]	1,143
Adjusted EBITDA	50,766
Net corporate expense[5]	46,855
Dental bonus expense[6]	2,079
Foreign exchange impact[7]	(1,263)
Adjusted EBITDA Dental for EAIP	98,437

[1]

In April 2023, we initiated restructuring activities to better position our organization for future success based on the current business environment, and in July 2023, we took additional actions. The expenses incurred under this plan were primarily related to severance and professional fees. In June 2022, we initiated restructuring plans and the expenses incurred were primarily related to employee termination benefits.

[2]

Acquisition, integration, divestiture, and related expenses include costs incurred to prepare for and complete the separation from our former parent (such as professional fees, transition services agreements, costs to stand up our corporate organization and infrastructure), changes in the fair value of contingent consideration for acquisitions closed prior to the separation date and costs related to the evaluation of strategic options for our portfolio.

[3]	Expenses incurred for initial compliance with the EU MDR for previously-approved products.

[4]	Inventory write-offs resulting from restructuring activities and property, plant, and equipment step-up amortization from prior acquisitions.

[5]	Net corporate expense includes executive management, shared resources and other enabling functions.

[6]	2023 bonus expense added back to adjusted EBITDA for purposes of bonus achievement to be consistent with bonus targets.

[7]	Impact of foreign exchange on adjusted EBITDA.

APPENDIX A

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA FOR PURPOSES OF OUR EAIP (SPINE)

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2023
Spine	($)
Net Sales
Total third-party sales	409,181
Related party sales	103
Total Net Sales	409,284
Net Loss	(337,233)
Interest expense, net	16,422
Income tax benefit (provision)	(14,350)
Depreciation and amortization	87,179
EBITDA	(247,982)
Share-based compensation	3,544
Write-down of Spine disposal group to fair value[1]	289,456
Restructuring and other cost reduction initiatives[2]	13,068
Acquisition, integration, divestiture and related[3]	175
Related party loss	(6)
EU MDR[4]	4,259
Other charges[5]	3,108
Adjusted EBITDA	65,622
Other products and charges excluded from Spine[6]	(17,089)
Spine bonus expense[7]	1,609
Foreign exchange impact[8]	(56)
Adjusted EBITDA Spine for EAIP	50,086

[1]

We performed an impairment analysis of the Spine segment in December 2023 on a held-for-sale basis, and the fair value of consideration to be received upon closure of the transaction was less than the carrying value of the Spine segment’s net assets.

[2]

In April 2023, we initiated restructuring activities to better position our organization for future success based on the current business environment, and in July 2023, we took additional actions. The expenses incurred under this plan were primarily related to severance and professional fees. In June 2022 and November 2022, we initiated restructuring plans and the expenses incurred were primarily related to employee termination benefits and the exit of our Spine products operations in China because of an unsuccessful volume-based procurement program bid.

[3]

Acquisition, integration, divestiture, and related expenses include costs incurred to prepare for and complete the separation from our former parent (such as professional fees, transition services agreements, costs to stand up our corporate organization and infrastructure), changes in the fair value of contingent consideration for acquisitions closed prior to the separation date and costs related to the evaluation of strategic options for our portfolio.

[4]	Expenses incurred for initial compliance with the EU MDR for previously-approved products.

[5]	Inventory write-offs resulting from restructuring activities and property, plant, and equipment step-up amortization from prior acquisitions.

[6]	Adjustment to EBITDA related to the Bone Healing product segment of the Spine business, excluded for bonus purposes.

[7]	2023 bonus expense added back to adjusted EBITDA for purposes of bonus achievement to be consistent with bonus targets.

[8]	Impact of foreign exchange on adjusted EBITDA.

APPENDIX A

The following are reconciliations of adjusted EBITDA for purposes of our EAIP to our bonus constant currency cash flow metric as used in our EAIP for 2023 for Total Company, Dental, and Spine.

RECONCILIATION OF ADJUSTED EBITDA TO BONUS CONSTANT CURRENCY CASH FLOW METRIC (TOTAL COMPANY)

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2023
Total Company	($)
Adjusted EBITDA Total Company for EAIP	122,319
Change in net working capital	34,566
Statutory tax	(5,194)
Cash items excluded from adjusted EBITDA[1]	(44,039)
Additions to instruments	(2,762)
Additions to other property, plant, & equipment	(17,502)
Insurance premiums	4,760
Interest expense	(36,656)
Other financing activities	748
Bonus Constant Currency Cash Flow Metric Total Company for EAIP	56,240

[1]

Cash items excluded from adjusted EBITDA consistent with our earnings release include amounts for restructuring; acquisition, integration, divestiture and related activities; related party; EU MDR; and inventory write-offs resulting from restructuring activities and property, plant, and equipment step-up amortization from prior acquisitions.

RECONCILIATION OF ADJUSTED EBITDA TO BONUS CONSTANT CURRENCY CASH FLOW METRIC (DENTAL)

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2023
Dental	($)
Adjusted EBITDA Dental for EAIP	98,437
Change in net working capital	4,649
Cash items excluded from adjusted EBITDA[1]	(5,280)
Additions to other property, plant, & equipment	(10,786)
Bonus Constant Currency Cash Flow Metric Dental for EAIP	87,020

[1]

Cash items excluded from adjusted EBITDA consistent with our earnings release include amounts for restructuring; acquisition, integration, divestiture and related activities; related party; EU MDR; and inventory write-offs resulting from restructuring activities and property, plant, and equipment step-up amortization from prior acquisitions.

APPENDIX A

RECONCILIATION OF ADJUSTED EBITDA TO BONUS CONSTANT CURRENCY CASH FLOW METRIC (SPINE)

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2023
Spine	($)
Adjusted EBITDA Spine for EAIP	50,086
Change in net working capital	40,082
Cash items excluded from adjusted EBITDA[1]	(11,228)
Additions to instruments	(3,673)
Additions to other property, plant, & equipment	(3,044)
Bonus Constant Currency Cash Flow Metric Spine for EAIP	72,223

[1]

Cash items excluded from adjusted EBITDA consistent with our earnings release include amounts for restructuring; acquisition, integration, divestiture and related activities; related party; EU MDR; and inventory write-offs resulting from restructuring activities and property, plant, and equipment step-up amortization from prior acquisitions.

Restoring Daily Life.®

ZIMVIE INC. 4555 RIVERSIDE DRIVE PALM BEACH GARDENS, FL 33410

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 14, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 14, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34962-P02699 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ZIMVIE INC.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors:
Nominees:	For	Against	Abstain

1a. Sally Crawford

1b. Karen Matusinec

	The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.

3. Approve, on a non-binding advisory basis, named executive officer compensation (“Say on Pay”).

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V34963-P02699

ZIMVIE INC.

Annual Meeting of Shareholders

May 15, 2024 8:00 a.m. MT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Vafa Jamali, Rich Heppenstall and Heather Kidwell, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZIMVIE INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at The Westin Denver International Airport, 8300 Peña Boulevard, Denver, CO 80249 on May 15, 2024, at 8:00 a.m. MT, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side